Exhibit 10.4

Deal CUSIP No.: 71531SAA5
Revolving Facility CUSIP No.: 71531SAB3
Term Facility CUSIP No.: 71531SAC1

CREDIT AGREEMENT

Dated as of April 30, 2026

among

PERSHING SQUARE INC.,
as the Borrower,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS PARTY HERETO,

and

BANK OF AMERICA, N.A.,
as the Administrative Agent and the L/C Issuer

BOFA SECURITIES, INC.,
as Sole Lead Arranger and Sole Bookrunner

i

5.07	No Default	74
5.08	Ownership of Property; Liens	74
5.09	Insurance	74
5.10	Solvency	75
5.11	Taxes	75
5.12	ERISA Compliance	75
5.13	Subsidiaries; Loan Parties	76
5.14	Margin Regulations; Investment Company Act	76
5.15	Disclosure	76
5.16	Compliance with Laws	77
5.17	Collateral Representations	77
5.18	Sanctions	77
5.19	Anti-Corruption Laws	77
5.20	Affected Financial Institutions	77
5.21	Covered Entities	77

ARTICLE VI AFFIRMATIVE COVENANTS		78

6.01	Financial Statements	78
6.02	Certificates; Other Information	78
6.03	Notices	80
6.04	Payment of Obligations	81
6.05	Preservation of Existence, Etc	81
6.06	Maintenance of Properties	81
6.07	Maintenance of Insurance	81
6.08	Compliance with Laws and Management Fee Agreements	81
6.09	Books and Records	82
6.10	Inspection Rights	82
6.11	Use of Proceeds	82
6.12	Additional Guarantors	82
6.13	Registered Investment Advisor	82
6.14	Collateral Covenants	82
6.15	Further Assurances	83
6.16	Transactions with Affiliates	83
6.17	Anti-Corruption Laws; Sanctions	84
6.18	Post-Closing Covenant	84

ARTICLE VII NEGATIVE COVENANTS		84

7.01	Liens	84
7.02	Investments	86
7.03	Indebtedness	87
7.04	Fundamental Changes	88
7.05	Dispositions	89
7.06	Restricted Payments	90
7.07	Change in Nature of Business	91
7.08	Burdensome Agreements	91
7.09	Use of Proceeds	91
7.10	Financial Covenants	91
7.11	Amendments of Organization Documents; Management Fee Agreements; Changes in Fiscal Year; Changes in Legal Name, State of Organization, Form of Entity	92
7.12	Sanctions	92
7.13	Anti-Corruption Laws	92

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		92

8.01	Events of Default	92
8.02	Remedies Upon Event of Default	94
8.03	Application of Funds	95

ARTICLE IX ADMINISTRATIVE AGENT		96

9.01	Appointment and Authority	96
9.02	Rights as a Lender	96
9.03	Exculpatory Provisions	96
9.04	Reliance by Administrative Agent	98
9.05	Delegation of Duties	98
9.06	Resignation of Administrative Agent	98
9.07	Non-Reliance on the Administrative Agent, the Arranger and the Other Lenders	100
9.08	No Other Duties, Etc	100
9.09	Administrative Agent May File Proofs of Claim	100
9.10	Collateral and Guaranty Matters	101
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	102
9.12	Certain ERISA Matters.	102
9.13	Recovery of Erroneous Payments	103

ARTICLE X CONTINUING GUARANTY		104

10.01	Guaranty	104
10.02	Rights of Lenders	104
10.03	Certain Waivers	105
10.04	Obligations Independent	105
10.05	Subrogation	105
10.06	Termination; Reinstatement	105
10.07	Stay of Acceleration	105
10.08	Condition of Borrower	105
10.09	Appointment of Borrower	106
10.10	Rights of Contribution	106
10.11	Keepwell	106

ARTICLE XI MISCELLANEOUS		106

11.01	Amendments, Etc	106
11.02	Notices; Effectiveness; Electronic Communication.	108
11.03	No Waiver; Cumulative Remedies; Enforcement	110
11.04	Expenses; Indemnity; Damage Waiver.	111
11.05	Payments Set Aside	113
11.06	Successors and Assigns.	113
11.07	Treatment of Certain Information; Confidentiality	120
11.08	Right of Setoff	121
11.09	Interest Rate Limitation	121
11.10	Integration; Effectiveness	121
11.11	Survival of Representations and Warranties	121
11.12	Severability	122
11.13	Replacement of Lenders	122
11.14	Governing Law; Jurisdiction; Etc	123
11.15	Waiver of Jury Trial	124

11.16	Subordination	124
11.17	No Advisory or Fiduciary Responsibility	124
11.18	Electronic Execution; Electronic Records; Counterparts	125
11.19	Collateral and Guaranty Matters	126
11.20	USA PATRIOT Act	126
11.21	ENTIRE AGREEMENT	126
11.22	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	127
11.23	Acknowledgement Regarding Any Supported QFCs	127

SCHEDULES

1.01	Key Employees
2.01	Commitments and Applicable Percentages
2.03	L/C Commitment
5.13(a)	Subsidiaries
5.13(b)	Loan Parties
5.17(a)	Collateral Accounts
5.17(b)	Management Fee Agreements
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.08	Burdensome Agreements
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Note
C	Form of Compliance Certificate
D	Form of Assignment and Assumption
E-1	Form of U.S. Tax Compliance Certificate – Foreign Lenders (Not Partnerships)
E-2	Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Not Partnerships)
E-3	Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Partnerships)
E-4	Form of U.S. Tax Compliance Certificate – Foreign Lenders (Partnerships)
F	Form of Notice of Loan Prepayment

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of April 30, 2026, among PERSHING SQUARE INC., a Nevada corporation (the “Borrower”), the Guarantors from time to time party hereto, the Lenders from time to time party hereto, and BANK OF AMERICA, N.A., as the Administrative Agent and the L/C Issuer.

The Borrower has requested that the Lenders and the L/C Issuer provide credit facilities and letters of credit, as applicable, for the purposes set forth herein, and the Lenders and the L/C Issuer are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01       Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Audited Financial Statements” means the annual audited financial statements of the Borrower and its Subsidiaries on a consolidated basis which include the balance sheet as at the end of the Fiscal Year ended December 31, 2025 and the related statements of operations, statements of partners’ capital, and statements of cash flows for such Fiscal Year.

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person, or the acquisition of minority interests with respect to a majority-owned Subsidiary (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Adjusted Fee-Related Earnings” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the total of:

(a)          Fee-Related Earnings for such period; plus

(b)          the following, without duplication, in each case to the extent deducted in calculating such Fee-Related Earnings:

(i)          Consolidated Interest Charges for such period;

(ii)         the provision for federal, state, local and foreign income taxes paid or payable for such period;

(iii)        depreciation and amortization expense for such period;

(iv)         non-recurring, extraordinary or unusual expenses, losses or charges;

(v)         expenses, fees, losses or charges incurred in connection with Acquisitions and other Investments, Dispositions, debt or equity financings, offerings or placements, and non-ordinary course transactions (whether or not consummated);

(vi)        any other non-cash expense, loss or charge in such period; provided that, to the extent that any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Fee-Related Earnings in such future period to such extent; and provided, further, that amortization of a prepaid cash item that was paid in a prior period shall be excluded); and

(vii)       all Performance Fee related compensation expenses; minus

(c)          the following, without duplication, to the extent included in calculating such Fee-Related Earnings:

(i)          Performance Fees for such period;

(ii)         non-cash income or gains for such period;

(iii)        federal, state, local and foreign income tax credits received in such period; and

(iv)        any non-recurring income or gains in such period.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in any form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.

“Aggregate Commitments” means, as of any date of determination, the Commitments of all the Lenders as of such date.

“Aggregate Revolving Commitments” means, as of any date of determination, the aggregate Revolving Commitments of the Revolving Lenders as of such date. The Aggregate Revolving Commitments on the Closing Date is $250,000,000.

“Aggregate Term Commitments” means, as of any date of determination, the aggregate Term Commitments of the Term Lenders as of such date.  The Aggregate Term Commitments on the Closing Date shall be $100,000,000.

“Agreement” means this Credit Agreement.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means (a) in respect of the Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15 and (b) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Term Commitments represented by (i) prior to funding of the Term Loans on the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the outstanding principal amount of such Term Lender’s Term Loans at such time.  If the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Facility most recently in effect, giving effect to any subsequent assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Tier	Consolidated Leverage Ratio	Term SOFR Loans and Letter of Credit Fees	Base Rate Loans	Commitment Fee
1	≤ 1.50 to 1.00	1.75%	0.75%	0.20%
2	> 1.50 to 1.00 but ≤ 2.50 to 1.00	2.00%	1.00%	0.25%
3	> 2.50 to 1.00	2.25%	1.25%	0.30%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first (1st) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, that, if a Compliance Certificate is not delivered when due in accordance with Section 6.02(a), then, at the election of the Required Lenders, Pricing Tier 3 shall apply as of the first (1st) Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first (1st) Business Day immediately following the date on which such Compliance Certificate is delivered in accordance with Section 6.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate.  Notwithstanding anything to the contrary contained in this definition, (a) the Applicable Rate in effect from the Closing Date to (but not including) the first (1st) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) for the Fiscal Quarter ended June 30, 2026 shall be determined based upon Pricing Tier 1 and (b) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.  For purposes of this definition, “fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Arranger” means BofA Securities, Inc., in its capacity as sole lead arranger and sole bookrunner.

“Assets Under Management” means, as of any date of determination, the aggregate value (without duplication) of the Fee Generating Assets of the Funds on such date on which the Loan Parties are entitled to receive payments of Management Fees pursuant to the applicable Management Fee Agreements; provided, that, (a) for purposes of such determination and subject to clause (c), only Fee Generating Assets with respect to which any Management Fees have been paid or accrued, directly or indirectly, to any Loan Party (including any Person acquired in an Acquisition during such period) during the period of four consecutive fiscal quarters most recently ended on or prior to such relevant date of determination for which financial statements have been provided pursuant to Section 6.01 shall be included, (b) no value shall be given to any such assets to the extent the Management Fees related thereto have been extended and/or deferred beyond their original stated due date (and remain unpaid) or are not paid on the original stated due date (and remain unpaid), in each case, for a period exceeding five (5) Business Days (it being understood and agreed that this clause (b) shall apply only to the extent such Management Fees remain unpaid), (c) upon and following any Fund Termination Event relating to any Fund, the assets of such Fund (other than assets attributable to any invested capital unaffected by, and on which any Loan Party continues to earn Management Fees following, such Fund Termination Event) shall be excluded, and (d) for the avoidance of doubt, HHH shall not constitute a Fund.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent and the Borrower in their reasonable discretion.

“Attributable Indebtedness” means, on any date, (a) in respect of any Finance Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, if such lease or other agreement or instrument were accounted for as a Finance Lease.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Facility, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”  means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00%, and (d) 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.  If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a), (b) and (d) of this definition and shall be determined without reference to clause (c) of this definition.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Cash Collateral Account” has the meaning specified in Section 2.03(q).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Administrative Agent and the L/C Issuer and/or (c) or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” has a meaning correlative to the foregoing and includes the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (on the Closing Date or otherwise), is a party to a Cash Management Agreement, in each case, in its capacity as a party to such Cash Management Agreement.

“CFC” means a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary that has no material assets other than equity interests of one or more CFCs and/or CFC Holdcos.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or underwriters in connection with any offering of capital stock), other than the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the outstanding Voting Stock of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), if the voting power represented by such Voting Stock exceeds the aggregate voting power represented by the Voting Stock of the Borrower held, directly or indirectly by the Permitted Holders.

Notwithstanding the foregoing, (a) a passive holding company or special purpose acquisition vehicle or a subsidiary thereof shall not be considered a “Person” and instead the equity holders of such passive holding company or special purpose acquisition vehicle (other than any other passive holding company or special purpose acquisition vehicle) shall be considered for purposes of the foregoing and (b) a Change of Control shall be deemed not to have occurred pursuant to this definition at any time if the Permitted Holders or Persons controlled by the Permitted Holders have, at such time, directly or indirectly, the right or the ability, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors, board of managers, members or other governing body of the Borrower. Notwithstanding the preceding clauses or any provision of Section 13d-3 of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Closing Date, (i) a Person or group shall not be deemed to beneficially own Equity Interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement and (ii) a Person or group will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of the Equity Interests or other securities of such other Person’s parent entity (or related contractual rights) unless (A) it owns 50% or more of the total voting power of the Equity Interests entitled to vote for the election of directors or board of managers of such parent entity and (B) such directors or managers elected by the Person or group have a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.

“Closing Date” means April 30, 2026.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” or other similar term referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties; provided, that, “Collateral” shall not include any Excluded Property.

“Collateral Account” means any account of a Loan Party into which Management Fees are deposited.

“Collateral Account Agreement” means a customary “springing control” deposit account control agreement executed by the Administrative Agent, the applicable depository bank, and the applicable Loan Party that is the owner of such deposit account, which agreement (a) provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the applicable Loan Party’s deposit account described therein to the extent necessary to perfect the security interest of the Administrative Agent in such account, and (b) provides for a “Notice of Exclusive Control” or other similar notice upon the occurrence and continuance of an Event of Default (it being understood and agreed that the Loan Parties shall have complete access to such deposit accounts absent such notice being delivered during the existence and continuation of an Event of Default).

“Collateral Documents” means, collectively, the Security Agreement, each Collateral Account Agreement, and any other security document as may be executed and delivered by a Loan Party pursuant to the terms of Section 6.14 or any of the other Loan Documents, and each of the other agreements, instruments or documents executed and delivered by any Loan Party that creates or purports to create a Lien in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Commitment” means a Revolving Commitment, a Term Commitment, or an Incremental Term Commitment, as the context may require.

“Communication” means this Agreement, any other Loan Document, and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Competitor” means, as of any date of determination, any Person that is a competitor of any Loan Party or any Subsidiary in the same or a similar line of business as any Loan Party or any Subsidiary as of such date.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, technical, administrative or operational amendments to the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, but only to the extent of reimbursement obligations in respect of amounts drawn and not yet reimbursed (and excluding any contingent or undrawn amounts), (d) all obligations in respect of the deferred purchase price of property or services (other than (i) accounts payable in the ordinary course of business or (ii) earn-out or deferred purchase price obligations or similar obligations which are not yet due and payable), (e) Attributable Indebtedness, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) of this definition of Persons; provided that all Indebtedness of the type referred to in clauses (a) through (g) of this definition of any partnership in which a Loan Party or a Subsidiary is a general partner shall be included hereunder, unless the terms of such Indebtedness provide that such Person is not liable therefor.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all interest expense in accordance with GAAP, including (a) all cash interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case, that are required to be paid in such period with respect to such period and to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense under capitalized leases for such period that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date, to (b) Adjusted Fee-Related Earnings for the period of the four (4) Fiscal Quarters most recently ended for which financial statements have been provided pursuant to Section 6.01(a) or 6.01(b).

“Consolidated Total Assets” means, for any period, the total assets of the Borrower and its Subsidiaries, on a consolidated basis, as shown on the balance sheet of the Loan Parties most recently delivered pursuant to Section 6.01(a) or Section 6.01(b).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, including any Management Fee Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 11.23.

“Credit Extension” means each of the following: (a) any Borrowing and (b) any L/C Credit Extension.

“Daily Simple SOFR” means, with respect to any applicable determination date, the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, administration, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by Applicable Law.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans or participations in the L/C Obligations within two (2) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) of this definition, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory that, at such time, is the target of comprehensive economic and trade Sanctions.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event, (a) require the payment of any cash dividends prior to the date that is ninety-one (91) days after the then-Latest Maturity Date, (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is ninety-one (91) days after the then-Latest Maturity Date, or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into Indebtedness or any Equity Interests of the type described in clause (a) or (b) hereof, in each case, at any time prior to the date that is ninety-one (91) days after the then-Latest Maturity Date; provided, that, any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change of control or an asset sale, in each case, occurring prior to the ninety-first (91st) day after the then-Latest Maturity Date, shall not constitute Disqualified Equity Interests if such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the Facility Termination Date; provided, further, that, if such Equity Interests are issued to current or former employees, officers, or directors of any Loan Party or any of its Subsidiaries pursuant to a plan or other agreement (including any Organization Document of such Person) for the benefit of current or former employees, officers, or directors of any Loan Party or any of its Subsidiaries or by any such plan or other agreement to such Persons, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may require cash payments for the primary purpose of implementing compensation arrangements to such individuals or may be required to be repurchased by any Loan Party or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such Person’s termination or cessation of services, death or disability.

“Disqualified Institution” means (a) any Competitor identified by name in writing (as the same may be updated from time to time as permitted herein, the “DQ List”) by or on behalf the Borrower to (i) the Arranger on March 23, 2026 or (ii) the Administrative Agent from time to time after the Closing Date, (b) those banks, financial institutions, other institutional lenders and other Persons identified in the DQ List by or on behalf of the Borrower to the Arranger on March 23, 2026, or (c) any Affiliate of the entities described in the preceding clauses (a) or (b) (excluding, in the case of clause (a), any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the primary Person referenced in clause (a) does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity) that are either readily identifiable as such on the basis of their name or are identified as such in the DQ List by or on behalf of the Borrower to (i) the Arranger on or prior March 23, 2026 or (ii) the Administrative Agent from time to time after the Closing Date; provided, that, (A) it is understood and agreed that the identification of any person as a Disqualified Institution (1) shall not apply to retroactively disqualify any Person that has previously acquired or agreed to acquire an assignment or participation interest in the Facilities until such time such Person no longer constitutes a Lender and (2) following the Closing Date, shall not apply until two (2) Business Days following receipt of such identification of such Person by the Administrative Agent from the Borrower and (B) the Borrower and the Administrative Agent may jointly modify the DQ List to remove any Person as a “Disqualified Institution” from time to time.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“DQ List” has the meaning specified in the definition of “Disqualified Institution”.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning specified in Section 11.18.

“Electronic Record” has the meaning assigned to it by 15 USC §7006

“Electronic Signature” has the meaning assigned to it by 15 USC §7006.

“Eligible Assignee” means any Person that is a Qualified Purchaser and meets the requirements to be an assignee under Section 11.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).  For the avoidance of doubt, any Disqualified Institution is subject to Section 11.06(g).

“Entity” means a Person that is not a natural person.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws (including common law), regulations, regulatory standards, ordinances, rules, judgments, legally-binding interpretations, orders, decrees, permits, concessions, grants, franchises, licenses or governmental restrictions relating to pollution and the protection of human health and safety from exposure to hazardous substances, the environment and natural resources or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.   Notwithstanding anything to the contrary, Equity Interests shall not include any Permitted Convertible / Exchange Indebtedness, any Permitted Bond Hedge Transactions or any Permitted Warrant Transactions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of Sections 430 of the Code or Sections 303 of ERISA, or that a Multiemployer Plan is in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Estate Planning Entity” means with respect to any individual, (a) any trust, the beneficiaries of which are primarily such individual and/or any Immediate Family Relative, or (b) any corporation, partnership, limited liability company or other entity that is primarily owned, directly or indirectly, by such individual, any Immediate Family Relative, any other Estate Planning Entity and/or any of the persons described in clause (a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Account” means any deposit account, securities accounts and/or commodity accounts (a) the balance of which consists exclusively (other than amounts representing (x) fees or other amounts to maintain such account, (y) accrued interest, and (z) customary overages) of (i) withheld income taxes and federal, state or local employment taxes or (ii) amounts required to be paid over to an employee benefit plan, (b) that are tax accounts (including sales tax accounts), (c) used for payroll or benefits, (d) that are (i) maintained solely in trust for the benefit of third parties and fiduciary purposes, (ii) escrow accounts, (iii) zero balance or swept accounts and/or (iv) employee benefit accounts (including 401(k) accounts and pension fund accounts), (e) the balance of which consists exclusively (other than amounts representing (x) fees or other amounts to maintain such account, (y) accrued interest, and (z) customary overages) of amounts to be paid to employees in the ordinary course of business, (f) the balance of which consists exclusively (other than amounts representing (x) fees or other amounts to maintain such account, (y) accrued interest, and (z) customary overages) of Performance Fees, (g) the balance of which consists exclusively (other than amounts representing (x) fees or other amounts to maintain such account, (y) accrued interest, and (z) customary overages) of cash collateral subject to Permitted Liens securing obligations otherwise permitted hereunder and (h) that, together with all other accounts under this clause (h), does not contain aggregate balances in excess of $5,000,000 at any time; provided, that, for the avoidance of doubt, under no circumstance shall a Collateral Account be deemed an “Excluded Account”.

“Excluded Property” means, with respect to any Loan Party: (a)(i) any owned real property of such Loan Party, and (ii) any leased real property of such Loan Party; (b) any property of such Loan Party which, subject to the terms of Section 7.08, is subject to a Lien of the type described in Section 7.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property; (c) any general intangible, Equity Interests (other than Equity Interests in any wholly-owned domestic Subsidiary), account, permit, lease, license, contract or other instrument of such Loan Party to the extent the grant of a security interest in such general intangible, account, permit, lease, license, contract or other instrument in the manner contemplated by the Collateral Documents, under the terms thereof or under Applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided, that, (i) any such limitation described in the foregoing clause (c) on the security interests granted hereunder shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other Applicable Law (including Debtor Relief Laws) or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any Applicable Law, general intangible, account, permit, lease, license, contract or other instrument, to the extent sufficient to permit any such item to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such general intangible, account, permit, lease, license, contract or other instrument shall be automatically and simultaneously granted under the Collateral Documents and shall be included as Collateral; (d) any Equity Interests owned by such Loan Party in any Foreign Subsidiary or in any CFC Holdco, in each case, to the extent such Equity Interests are not required to be pledged to secure the Obligations pursuant to the Collateral Documents; (e) any asset of such Loan Party if the pledge of, or the granting of a security interest in, such asset is prohibited by any Applicable Law or for which such Loan Party determines, in consultation with the Administrative Agent, that the pledge of, or the granting of a security interest in, such asset would reasonably be expected to result in adverse tax consequences that are not de minimis to any Loan Party; provided, that, (i) any such prohibition in respect of Applicable Law described in this clause (e) on the security interests granted pursuant to the Collateral Documents shall only apply to the extent that any such prohibition would not be rendered ineffective pursuant to the UCC or any other Applicable Law (including Debtor Relief Laws) or principles of equity, and (ii) in the event of the termination or elimination of any such prohibition contained in any Applicable Law, a security interest in such asset shall be automatically and simultaneously granted under the Collateral Documents and shall be included as Collateral; (f) (i) any motor vehicles of such Loan Party, any airplanes of such Loan Party, or any other assets of such Loan Party that is subject to certificates of title, and (ii) any other assets of such Loan Party in respect of which perfection of a Lien is not either (A) governed by the UCC, or (B) effected by appropriate evidence of the Lien being filed in the United States Copyright Office or the United States Patent and Trademark Office; (g) any Excluded Account; (h) any “intent-to-use” application for registration of a trademark filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent and  during the period in which the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; (i) any Margin Stock; (j) any economic rights of such Loan Party to receive Performance Fees; (k) any Equity Interest other than the rights to receive cash distributions or fees in respect thereof, and (l) any asset of such Loan Party which the Administrative Agent and the Borrower reasonably agree in writing that the cost or other consequences of obtaining a security interest therein or perfection thereof are excessive in view of the benefits to be obtained by the Secured Parties therefrom.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any Foreign Subsidiary, (c) any non-wholly owned Subsidiary, (d) a CFC Holdco, (e) any Subsidiary that is prohibited (but only so long as such Subsidiary would be prohibited) from Guaranteeing or granting liens to secure the Obligations by any Applicable Law, (f) any Subsidiary that would require (but only for so long as such requirement exists) consent, approval, license or authorization from a Governmental Authority to Guarantee or grant liens to secure the Obligations, and such consent, approval, license or authorization has not been received (it being understood and agreed that the Borrower shall not have any obligation to seek any such consent, approval, license or authorization), (g) any Subsidiary for which the Borrower determines, in consultation with the Administrative Agent, that the provision by such Subsidiary of a Guaranty would reasonably be expected to result in adverse tax consequences that are not de minimis, (h) any not-for-profit Subsidiary, (i) any captive insurance company and (j) any Subsidiary for which the Borrower and the Administrative Agent agree in writing that the costs or other consequences of the provision by such Subsidiary of a Guaranty of the Obligations would be excessive in light of the benefits to be obtained by the holders of the Obligations therefrom. Notwithstanding anything herein to the contrary, if any Guarantor would otherwise become an Excluded Subsidiary pursuant to clause (c) of this definition, such Guarantor shall not be an Excluded Subsidiary and shall not be permitted to be released from its obligations under the Guaranty or any other Loan Document as a result thereof unless (1) after giving effect to such release and the consummation of any concurrent transactions on a Pro Forma Basis, the Loan Parties would be permitted to make Investments in such Person in an amount equal to the fair market value of any and all Investments then held by the Loan Parties in such Person and if this clause (1) is applicable, the Loan Parties shall be deemed to have made such Investments in such Person on the date of such release for purposes of this Agreement and (2) such transaction shall have been entered into for a bona fide business purpose with any Person that is not an Affiliate of any Loan Party and not, for the avoidance of doubt, for the purpose of causing the release of its Guaranty.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or a Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or a Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(b) or (d), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired an applicable interest in a Loan or a Commitment or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g), and (d) any withholding Taxes imposed pursuant to FATCA.

“Existing JPM Indebtedness” means (a) the unsecured line of credit from JPMorgan Chase Bank, N.A. to Pershing Square Capital Management, L.P. made in October 2014 having a maturity date of January 31, 2027 and a maximum principal amount of $45,000,000 and (b) the additional secured line of credit from JPMorgan Chase Bank, N.A.to Pershing Square Capital Management, L.P. made in December 2021 having a maturity date of January 31, 2027 and a maximum principal amount of $80,000,000.

“Facility” means the Term Facility or the Revolving Facility, as the context may require.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, (b) all Obligations arising under the Loan Documents have been paid in full in cash (other than contingent indemnification obligations for which no claim as been asserted), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto reasonably satisfactory to the Administrative Agent and the L/C Issuer shall have been made).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Generating Assets” means, with respect to any Fund at any date of determination, the aggregate amount, without duplication of amounts generating the same fee, of (a) the amount of binding capital commitments to such Fund on such date, (b) the amount of invested capital of such Fund on such date, and (c) total assets or net assets of such Fund on such date, as applicable, to the extent required on such date to be used as the basis for calculating Management Fees payable by such Fund.

“Fee Letter” means the letter agreement, dated as of March 19, 2026, among the Borrower, the Arranger, and Bank of America.

“Fee-Related Earnings” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the “Fee-Related Earnings” or “FRE”, as determined on a non-GAAP basis in a manner substantially consistent with any periodic reports or registration statements (including the Pershing Square S-1) filed by the Borrower with the SEC (or, if no such filings are being made with the SEC, any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities) from time to time.

“Fee-Related Earnings Reconciliation” means, for any fiscal period, a reconciliation of net income set forth in the related statements of operations for such fiscal period to the calculation of Fee-Related Earnings for such fiscal period, in each case, in form reasonably satisfactory to the Administrative Agent (it being agreed that any reconciliation in substantially the form set forth in the Pershing Square S-1 is reasonably satisfactory).

“Finance Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) property by such Person that, in conformity with GAAP in each case as in effect on the Closing Date, would be required to be accounted for as a finance lease or capital lease on the balance sheet of such Person; provided, that, for the avoidance of doubt, (a) any lease that would have been classified as an operating lease under GAAP as in effect immediately prior to the adoption of ASC 842 or IFRS 16, as applicable, shall not constitute a Finance Lease and (b) no lease shall be deemed to be a Finance Lease solely as a result of any change in GAAP after the Closing Date.

“Fiscal Quarter” means each fiscal quarter of the Borrower and its Subsidiaries.

“Fiscal Year” means each fiscal year of the Borrower and its Subsidiaries.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is organized in a non-U.S. jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations (determined based on the Aggregate Revolving Commitments) other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any present or future investment fund or other investment vehicle (including any general or limited partnership, account, trust or limited liability company and whether or not dedicated to a single investor) (a) sponsored or controlled by any Loan Party or any Subsidiary, (b) for which any Loan Party or any Subsidiary acts as investment adviser, investment sub-adviser, commodity pool operator, commodity trading advisor, general partner, managing member, manager or administrator, or (c) from which any Loan Party or any Subsidiary receives, directly or indirectly, management fees, performance or incentive fees or allocations or other revenues of any kind included in Fee-Related Earnings; provided, that, for the avoidance of doubt, HHH shall not constitute a Fund.

“Fund Termination Event” means, with respect to any Fund, the delivery of notice by the limited partners or investors in such Fund that is valid to cause, and the taking of all actions by such limited partners or investors required to cause (a) the termination of the commitments of such limited partners or investors to such Fund or (b) the termination, liquidating, or unwinding of such Fund, in each case, in accordance with the Organization Documents of such Fund and prior to the natural wind-down or termination of such Fund.

“GAAP” means, subject to Section 1.03, generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guarantors” means, collectively, (a) with respect to the obligations of the Borrower, the Subsidiaries of the Borrower who are party to this Agreement on the Closing Date, or who may from time to time, pursuant to Section 6.12 or otherwise, become parties to this Agreement, and (b) with respect to (i) Obligations owing by any Loan Party or any Subsidiary of a Loan Party under any Secured Hedge Agreement or any Secured Cash Management Agreement and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower.

“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article X in favor of the Secured Parties, together with each other guaranty or supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that (a) at the time it enters into a Swap Contract permitted under Article VI or VII, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (on the Closing Date or otherwise), is a party to a Swap Contract not prohibited under Article VI or VII, in each case, in its capacity as a party to such Swap Contract.

“HHH” means Howard Hughes Holdings Inc., a Delaware corporation

“HHH Base Fee” means any “Base Fee” as defined in the HHH Services Agreement.

“HHH Services Agreement” means that certain Services Agreement, dated as of May 5, 2025, by and between HHH and Pershing Square Capital Management, L.P.

“HHH Variable Fee” means any “Variable Fee” as defined in the HHH Services Agreement.

“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board (or any successor thereto), as in effect from time to time.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of the Borrower that (a)(i) as of the last day of the four consecutive Fiscal Quarter period of the Borrower most recently ended prior to such date for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b), did not have total assets in excess of five percent (5.0%) of the Consolidated Total Assets of the Borrower and its Subsidiaries as of such date, or (ii) for the four consecutive Fiscal Quarter period of the Borrower most recently ended prior to such date for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b), did not contribute Adjusted Fee-Related Earnings in excess of five percent (5.0%) of the Adjusted Fee-Related Earnings of the Borrower and its Subsidiaries for such period, and (b)(i) as of the last day of the four consecutive Fiscal Quarter period of the Borrower most recently ended prior to such date for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b), did not have, together with the total assets as of such date of all other Immaterial Subsidiaries in the aggregate, total assets in excess of ten percent (10.0%) of the Consolidated Total Assets of the Borrower and its Subsidiaries as of such date, or (ii) for the four consecutive Fiscal Quarter period of the Borrower most recently ended prior to such date for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b), did not contribute, together with the Adjusted Fee-Related Earnings contributed by all other Immaterial Subsidiaries in the aggregate for such period, Adjusted Fee-Related Earnings in excess of ten percent (10.0%) of the Adjusted Fee-Related Earnings of the Borrower and its Subsidiaries for such period; provided, that, if, as of the date financial statements are delivered or required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), (A) the total assets of any or all Immaterial Subsidiaries shall have, as of the last day of the period of four consecutive Fiscal Quarters of the Borrower most recently ended, exceeded the limit set forth in clause (a)(i) or clause (b)(i) above, or (B) the Adjusted Fee-Related Earnings of any or all Immaterial Subsidiaries shall have, for the period of four consecutive Fiscal Quarters of the Borrower most recently ended, exceeded the limit set forth in clause (a)(ii) or clause (b)(ii) above, then, in any such case, within forty-five (45) days after the date such financial statements are delivered or required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) (or such later date as agreed by the Administrative Agent in its sole discretion), the Borrower shall re-designate one or more Immaterial Subsidiaries, such that, as a result thereof, the total assets and the total Adjusted Fee-Related Earnings of such Immaterial Subsidiary or all Immaterial Subsidiaries in the aggregate, as applicable, do not exceed such limits.  Upon any Subsidiary of the Borrower ceasing to be an Immaterial Subsidiary pursuant to the preceding sentence (including the re-designation requirements set forth in the proviso to such sentence), such Subsidiary, to the extent not otherwise qualifying as an Excluded Subsidiary, shall comply with the provisions of the Loan Documents regarding the Guaranty and the pledging of Collateral by such Subsidiary in accordance with Sections 6.12 and 6.14.

“Immediate Family Relative” means an individual’s lineal descendants (including any such descendants by adoption), siblings, parents, spouse, former spouses, current civil union partner, former civil union partners and the estates, guardians, custodians or other legal representatives of any of the foregoing.

“Incremental Amount” means, as of any date of determination, an amount equal to (a) $450,000,000, minus (b) the Total Credit Exposure as of such date, minus (c) the aggregate principal amount of all outstanding Incremental Equivalent Debt as of such date (which, for the avoidance of doubt, shall be deemed fully drawn for purposes of this clause (c)).

“Incremental Equivalent Indebtedness” means any Indebtedness incurred by the Borrower in the form of one or more series of secured or unsecured term loans, bonds, debentures, notes or similar instruments; provided that: (a)(i) such Indebtedness (if secured) shall be (A) secured by the Collateral on a pari passu basis or a junior basis with the Secured Obligations and shall not be secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (B) subject to security documentation substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), and (C) subject to an intercreditor agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, entered into among the holders of such Indebtedness (or a trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be), the Loan Parties and the Administrative Agent; and (ii) such Indebtedness (if subordinated in right of payment to the Secured Obligations) shall be subject to a subordination agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, entered into among the holders of such Indebtedness (or a trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be), the Loan Parties and the Administrative Agent; (b) such Indebtedness shall not mature earlier than the then-Latest Maturity Date in effect for any Loans and/or Commitments at the time of incurrence thereof; (c) the Weighted Average Life to Maturity of such Indebtedness shall not be less than the then-remaining Weighted Average life to Maturity of any then-existing tranche of term loans under this Agreement; (d) such Indebtedness contains covenants, events of default and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions and, when taken as a whole (other than interest rates, fees, discounts, premiums and optional prepayment or redemption terms and provisions), are: (i) substantially identical to, or are not materially more restrictive to the Borrower and its Subsidiaries than, those set forth in the Loan Documents (other than (x) covenants or other provisions applicable only to periods after the then-Latest Maturity Date in effect for any Loans and/or Commitments at the time of incurrence thereof, (y) in the case of Indebtedness in the form of notes or debt securities, such terms are customary for similar Indebtedness in the form of notes or other debt securities in light of then-prevailing market conditions as of the time of incurrence thereof, and (z) covenants or other provisions that are also for the benefit of the Administrative Agent and the Lenders in connection with the incurrence thereof (it being agreed that any such covenants or other provisions may be added to this Agreement for the benefit of the Lenders pursuant to a conforming amendment with the consent of the Borrower and the Administrative Agent (not to be unreasonably withheld or delayed) without the consent of any Lender)); provided, that, the certificate delivered to the Administrative Agent pursuant to clause (g) below, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions comply with this clause (d)(i) shall satisfy the requirements in this clause (d)(i); or (ii) otherwise reasonably acceptable to the Administrative Agent; (e) such Indebtedness shall not participate on a greater than pro rata basis (but may participate in a pro rata or less than pro rata basis) with the Term Loans in any mandatory prepayment or any mandatory redemption or repurchase; (f) such Indebtedness is not guaranteed by any Person other than the Loan Parties; and (g) a Responsible Officer of the Borrower shall have delivered a certificate to the Administrative Agent, on or prior to the date of incurrence of such Indebtedness, certifying that the Borrower has determined that such Indebtedness complies with the requirements set forth in clauses (a) through (f) above; provided, that, clauses (b) and (c) above shall not apply to bridge Indebtedness incurred by the Borrower, so long as (i)(x) at the initial maturity of such bridge Indebtedness, such bridge Indebtedness shall automatically convert to (or would be required to be exchanged for) Indebtedness that complies with clauses (b) and (c) above, or (y) such bridge Indebtedness is incurred with the intent to convert such bridge Indebtedness to permanent financing that complies with clauses (b) and (c) above, and (ii) the only prepayments required to be made on such bridge Indebtedness shall be such prepayments as are customary for similar bridge financings in light of then-prevailing market conditions (as determined by the Borrower in consultation with the Administrative Agent).

“Incremental Facility” has the meaning specified in Section 2.14(a).

“Incremental Facility Agreement” has the meaning specified in Section 2.14(d).

“Incremental Facility Effective Date” has the meaning specified in Section 2.14(b).

“Incremental Revolving Increase” has the meaning specified in Section 2.14(a).

“Incremental Term Commitment” means, with respect to any Incremental Term Facility, as to each Incremental Term Lender under such Incremental Term Facility, its obligation to make one or more Incremental Term Loans under such Incremental Term Facility.

“Incremental Term Facility” has the meaning specified in Section 2.14(a).

“Incremental Term Increase” has the meaning specified in Section 2.14(a).

“Incremental Term Lender” means, with respect to any Incremental Term Facility, (a) at any time on or prior to the first funding of the Incremental Term Loans under such Incremental Term Facility, any Person that has an Incremental Term Commitment under such Incremental Term Facility at such time, and (b) at any time thereafter, any Person that holds an Incremental Term Commitment or an Incremental Term Loan under such Incremental Term Facility at such time.

“Incremental Term Loan” means, with respect to any Incremental Term Facility, an advance made by an Incremental Term Lender under such Incremental Term Facility to the Borrower in accordance with the terms set forth in Section 2.14.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)         all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)          net obligations of such Person under any Swap Contract;

(d)         all obligations of such Person to pay the deferred purchase price of property or services (other than (i) accounts payable in the ordinary course of business and (ii) purchase price adjustments or earn-outs and similar obligations, in the case of this clause (ii), to the extent not due and payable);

(e)       indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but in the case of any such indebtedness where recourse is limited to specific property, solely to the extent of the lesser of such obligation or liability and the fair market value of such property;

(f)          Finance Leases and Synthetic Lease Obligations;

(g)        all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of the face amount of any Disqualified Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference; and

(h)          all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless the terms of such Indebtedness provide that such Person is not liable therefor.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Finance Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

For the avoidance of doubt Indebtedness convertible, or exchangeable for, stock (or other security and/or property of a Person following a merger event with respect to, or reclassification or other change to the stock in, such Persons) and/or cash (the amount of cash determined by reference to the price of such stock, securities and/or property), or any combination thereof, including Permitted Convertible / Exchange Indebtedness, shall at all times prior to the repurchase, conversion or payment thereof be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the stock, securities, property and/or cash deliverable upon conversion or exchange thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Public Offering” means the issuance by the Borrower or any direct or indirect parent of the Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) in accordance with the requirements of the Securities Act of 1933 (whether alone or in connection with a secondary public offering).

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, that, if any Interest Period for a Term SOFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date.

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3), or six (6) months thereafter, as selected by the Borrower in its Loan Notice (in the case of each requested Interest Period, subject to availability); provided, that:

(a)         any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)         any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)          no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Key Employees” has the meaning assigned to such term in the definition of “Permitted Holders”.

“L/C Commitment” means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue Letters of Credit hereunder. The initial amount of the L/C Issuer’s L/C Commitment is set forth on Schedule 2.03.  The L/C Commitment of the L/C Issuer may be modified from time to time by agreement between the L/C Issuer and the Borrower and notified to the Administrative Agent.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means any payment made by the L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” means Bank of America, in its capacity as issuer of Letters of Credit, or any successor issuer thereof.

“L/C Obligations” means, as at any date of determination, (a) the aggregate amount available to be drawn under all outstanding Letters of Credit, plus (b) the aggregate amount of all Unreimbursed Amounts.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date in effect as of such date.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement (including as an Incremental Term Lender), and their successors and assigns.

“Lender Party” means each of the Lenders and the L/C Issuer.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Fee” has the meaning specified in Section 2.03(l).

“Letter of Credit Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) $25,000,000 and (b) the Revolving Facility.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, a Term Loan, or an Incremental Term Loan.

“Loan Documents” means this Agreement, each Note, each Collateral Document, the Fee Letter, each Incremental Facility Agreement, any joinder documents delivered pursuant to Section 6.12, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16, and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document (but, for the avoidance of doubt, specifically excluding Secured Hedge Agreements and Secured Cash Management Agreements).

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Management Fee Agreement” means any advisory services agreement, management service agreement, commitment agreement or Organization Document requiring the payment of Management Fees to any Loan Party or any Subsidiary.

“Management Fees” means, collectively and without duplication, any fees based on net asset value, the value of assets, capital commitments, or a combination thereof paid or payable to any Loan Party or any Subsidiary, directly or indirectly, in consideration of advisory, investment management, monitoring, or similar services provided by such Loan Party or such Subsidiary.  For the avoidance of doubt, Management Fees also includes any HHH Base Fee but does not include any HHH Variable Fee.

“Margin Stock” has the meaning specified in Section 221.2 of the FRB’s Regulation U, or in any successor or replacement provision thereto and as may be amended from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the operations, business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under the Loan Documents, taken as a whole, or (c) the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party.

“Maturity Date” means (a) with respect to the Revolving Facility and the Term Facility, April 30, 2029 and (b) with respect to any Incremental Term Loan, the maturity date with respect to such Incremental Term Loan; provided, that, if such date is not a Business Day, such Maturity Date shall be the immediately preceding Business Day.

“Material Subsidiary” means each Subsidiary other than the Immaterial Subsidiaries.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.

“Minimum NAV Amount” means, as of any date of determination, with respect to any Significant Fund, an amount equal to 50% of the NAV of such Significant Fund on the date that was twelve (12) months prior to such date of determination.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NAV” means, as of any date of determination, with respect to any Significant Fund, an amount equal to (a) the total assets of such Significant Fund, minus (b) the total liabilities of such Significant Fund, in each case, as determined in accordance with GAAP or IFRS, as applicable.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders, or all Lenders or all affected Lenders in a Facility, in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b).

“Non-Reimbursement Notice” has the meaning specified in Section 2.03(f).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement, or Secured Hedge Agreement, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, that, without limiting the foregoing, (a) the Obligations include (i) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (ii) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties and (b) the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means: (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); and (e) with respect to all entities, any agreement among the holders of the Equity Interests of such entity concerning the organization, operation, governance or management of such entity or the rights and obligations of such holders.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.13).

“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PATRIOT Act” has the meaning specified in Section 11.20.

“Payment Default” means a Default occurring pursuant to Section 8.01(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Performance Fees” means, collectively, any incentive fee, performance-based fee, allocation, other performance-based compensation, carried interest or any other similar payment in respect of any profit sharing interest paid, allocated, or distributed, directly or indirectly, to any Loan Party or any Subsidiary.   For the avoidance of doubt, Performance Fees also includes any HHH Variable Fee.

“Permitted Bond Hedge Transactions” means any customary (as conclusively determined by the Borrower in good faith) call, or capped call, option (or economically equivalent swap or other derivative transaction) relating to the common stock in the Borrower (or other securities and/or property of the Borrower, following a merger event, with respect to, or a reclassification or other change to the common stock in, the Borrower) purchased by the Borrower in connection with the issuance of any Permitted Convertible / Exchange Indebtedness.

“Permitted Convertible / Exchange Indebtedness” means, collectively: (a) any unsecured Indebtedness of the Borrower that is convertible into, or exchangeable for, common stock or preferred stock (other than Disqualified Equity Interests) in the Borrower (or other securities and/or property of the Borrower, following a merger event with respect to, or reclassification or other change to the common stock or preferred stock in, the Borrower), cash (such amount of cash determined by reference to the price of such common stock, preferred stock (other than Disqualified Equity Interests), or such other securities and/or property), or any combination of any of the foregoing, and cash in lieu of fractional shares of common stock or preferred stock (other than Disqualified Equity Interests); and (b) the Guarantee of any of the Indebtedness described in the foregoing clause (a) by any Guarantor.

Notwithstanding any other provision contained herein, all computations of amounts and ratios referred to herein shall be made without giving effect to any treatment of Indebtedness relating to convertible secured notes under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a  similar result or effect) requiring the valuation of any such Indebtedness in a reduced or bifurcated manner as described therein. In addition, in the case of any Permitted Convertible / Exchange Indebtedness for which the embedded conversion obligation must be settled by paying solely cash, so long as substantially concurrently with the offering of such Permitted Convertible / Exchange Indebtedness, the Borrower or a Subsidiary enters into a cash-settled Permitted Bond Hedge Transaction relating to such Permitted Convertible / Exchange Indebtedness, notwithstanding any other provision contained herein, for so long as such Permitted Bond Hedge Transaction (or a portion thereof corresponding to the amount of outstanding Permitted Convertible / Exchange Indebtedness) remains in effect, all computations of amounts and ratios referred to herein shall be made as if the amount of Indebtedness represented by such Permitted Convertible / Exchange Indebtedness were equal to the face principal amount thereof without regard to any mark-to-market derivative accounting for such Indebtedness.

“Permitted Holders” means, collectively, (a) William A. Ackman, (b) any of the individual Persons listed on Schedule 1.01 (“Key Employees”), (c) any Immediate Family Relative of any of the persons described in clause (a) or (b) of this definition, (d) any Estate Planning Entity for the benefit of, any Persons(s) described in  clauses (a) through (c) of this definition, (e) any family charitable foundation over which any Person(s) described in clauses (a) through (c) has direction, (f) following the death of any individual referenced in clauses (a) through (c) of this definition, the heirs of or beneficiaries of the estate of any such individual (g) each of Pershing Square Management, LLC and Pershing Square Partner Group, LLC, in each case, so long as such Person is Controlled by one or more Permitted Holders described in clauses (a) through (f) or clause (h) and (h) any group (as defined in section 13(d) of the Exchange Act) containing any of the foregoing “Permitted Holders” so long as such members of the group beneficially own and control at least 50.1% of the outstanding voting Equity Interests of the group.

“Permitted Reorganization” means a reorganization and other transactions taken in connection with and reasonably necessary to consummating the Initial Public Offering, so long as (a) the result of such transactions, would not reasonably be expected to impair in any material respect the security interests in favor of, and is not otherwise materially adverse to, the Administrative Agent and the Lenders (including any material impairment of the value of the Guaranty or by a material portion of the assets that constitute Collateral immediately prior to such Permitted Reorganization no longer constituting Collateral), taken as a whole, in their capacity as such (as determined by the Borrower in good faith) and (b) after giving effect to any such transaction, the Borrower would be in Pro Forma Compliance with the financial covenants set forth in Section 7.10.

“Permitted Warrant Transactions” means any customary (as conclusively determined by the Borrower in good faith) call option, warrant, or right to purchase (or economically equivalent swap or other derivative transaction) relating to the common stock or preferred stock (other than Disqualified Equity Interests) in the Borrower (or other securities and/or property of the Borrower, following a merger event with respect to, or reclassification or other change to the common stock or preferred stock (other than Disqualified Equity Interests) in, the Borrower) sold or issued by the Borrower substantially concurrently with any purchase by the Borrower of related Permitted Bond Hedge Transactions, and the performance by the Borrower of its obligations thereunder.

“Pershing Square S-1” means that certain Form S-1 Registration Statement under the Securities Act of 1933, filed by the Borrower with the SEC on March 10, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Person” means any natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, company, custodian, nominee, or any other individual, entity, or organization in its own or any representative capacity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any Subsidiary or any such plan to which the Borrower or Subsidiary is required to contribute on behalf of any of its employees.

“Plan of Reorganization” has the meaning specified in Section 11.06(g).

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Basis”, “Pro Forma Compliance”, and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred on and as of the first day of the most recent four Fiscal Quarter period preceding the date of such Specified Transaction for which financial statements were required to be delivered pursuant to Section 6.01(a) or 6.01(b): (a)(i) with respect to any Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction, and (ii) with respect to any Acquisition or other Investment, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent; (b) any repayment, prepayment or retirement of Indebtedness (it being understood and agreed that in connection with any retirement of Indebtedness, interest accrued during the applicable period shall be excluded from the applicable calculations); (c) any incurrence or assumption of Indebtedness by any Loan Party or any of its Subsidiaries (including the Person or property acquired) (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); (d) with respect to the formation of any Fund, any initial or subsequent closing of a capital commitment in any fund, or any increase in the applicable Management Fee rate, such formation, closing or increase shall be deemed to have occurred as of the first day of such four Fiscal Quarter period; and (e) the entry into any Management Fee Agreement; provided, that, (x) Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner, and (y) any such calculation shall be subject to the applicable limitations set forth in the definition of “Adjusted Fee-Related Earnings”.

“PSUS” means Pershing Square USA, Ltd., a Delaware statutory trust.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.23.

“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Purchaser” has the meaning set forth in Section 2(a)(51)(A) of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, and includes any “qualified institutional buyer” as contemplated by Rule 2a51-1(g) issued pursuant to the Investment Company Act of 1940, as amended.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Refinancing Indebtedness” means, with respect to any Indebtedness, any refinancings, refundings, renewals or extensions of such Indebtedness; provided, that, the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to any unpaid accrued or capitalized interest, premiums, discounts, commissions, fees or other amounts paid, and fees and expenses  incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder.

“Register” has the meaning specified in Section 11.06(c).

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Indemnified Party” of an Indemnitee means (a) any Controlling Person or Controlled Affiliate of such Indemnitee, (b) the respective directors, officers or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, and (c) the respective agents of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (c), acting on behalf of, or at the express instructions of, such Indemnitee, Controlling Person or such Controlled Affiliate; provided, that, each reference to a Controlling Person, Controlled Affiliate, director, officer or employee in this definition pertains to a Controlling Person, Controlled Affiliate, director, officer or employee involved in the negotiation of the Loan Documents or the syndication of the credit facility provided for herein.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to a L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders at such time.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided, that, the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the L/C Issuer in making such determination.

“Required Revolving Lenders” means, at any time, Lenders having Total Revolving Credit Exposures representing more than 50% of the Total Revolving Credit Exposures of all Lenders as such time.  The Total Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time; provided, that, the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the applicable L/C Issuer in making such determination.

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Loan Party, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, general counsel, controller, managing partner, chief investment officer, chief operating officer, chief compliance officer, chief credit officer, or portfolio manager of such Person, (b) solely for purposes of the delivery of secretary’s certificates, incumbency certificates for purposes of this Agreement and the other Loan Documents, the secretary or any assistant secretary of such Person, and (c) any other officer or employee of such Person that is designated by any officer of such Person identified in clause (a) or clause (b) of this definition (i) in a notice to the Administrative Agent, or (ii) pursuant to an agreement entered into between such Person and the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.  To the extent requested by the Administrative Agent, each Responsible Officer of a Loan Party will provide an incumbency certificate and, to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each Revolving Lender pursuant to Section 2.01(a).

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(a) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in L/C Obligations at such time.

“Revolving Facility” means, at any time, the revolving credit facility in the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means, at any time, (a) so long as any Revolving Commitment is in effect at such time, any Person that has a Revolving Commitment at such time or (b) if the Revolving Commitments have terminated or expired at such time, any Person that has a Revolving Loan or a participation in L/C Obligations at such time.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Sanction(s)” means any economic or trade sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other sanctions authority with jurisdiction over any Loan Party.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party or any Subsidiary and any Cash Management Bank with respect to such Cash Management Agreement. For the avoidance of doubt, a holder of Obligations in respect of Secured Cash Management Agreements shall be subject to the last paragraph of Section 8.03 and Section 9.11.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank. For the avoidance of doubt, a holder of Obligations in respect of Secured Hedge Agreements shall be subject to the last paragraph of Section 8.03 and Section 9.11.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Loan Parties.

“Significant Fund” means, as of any date of determination, any Fund that accounts for Assets Under Management in excess of the Significant Fund Threshold.

“Significant Fund Threshold” means an amount equal to (a) ten percent (10%), multiplied by (b) the sum of the Assets Under Management of the Loan Parties as of December 31, 2025.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person, taken as a whole, is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature (taking into account any refinancing thereof), and (c) such Person is not engaged in business or a transaction for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11).

“Specified Transaction” means (a) any Acquisition, any Disposition, or any Investment that results in a Person becoming a Subsidiary, (b) any incurrence or repayment (or prepayment) of Indebtedness, (c) the formation of any Fund, any initial or subsequent closing of a capital commitment in any fund, or any increase in the applicable Management Fee rate, (d) entry into any Management Fee Agreement or (e) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant, calculation as to Pro Forma Effect with respect to a test or covenant, or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subordinating Loan Party” has the meaning specified in Section 11.16.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided, that, no Fund, HHH or portfolio company of any Fund shall be considered a “Subsidiary” of a Loan Party.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supported QFC” has the meaning specified in Section 11.23.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) of this definition, the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each Term Lender pursuant to Section 2.01(b).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Facility” means, at any time, (a) prior to funding of the Term Loans on the Closing Date, the Aggregate Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means, at any time, (a) prior to funding of the Term Loans on the Closing Date, any Lender that has a Term Commitment and (b) thereafter, any Lender that holds Term Loans at such time.

“Term Loan” has the meaning specified in Section 2.01(b).

“Term SOFR” means:

(a)         for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period (provided, that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first (1st) U.S. Government Securities Business Day immediately prior thereto); and

(b)         for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to such date with a term of one (1) month commencing that day (provided, that, if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first (1st) U.S. Government Securities Business Day immediately prior thereto);

provided, that, if the Term SOFR determined in accordance with clause (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Threshold Amount” means $50,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, the Revolving Credit Exposure, and the Outstanding Amount of all Term Loans and all Incremental Term Loans of such Lender at such time.

“Total Revolving Credit Exposure” means, as to any Revolving Lender at any time, the unused Revolving Commitments and Revolving Credit Exposure of such Revolving Lender at such time.

“Total Revolving Outstandings” means, at any time, the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations at such time.

“Trade Date” has the meaning specified in Section 11.06(g).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(f).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.23.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(III).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are entitled to vote for the election of directors (or persons performing similar functions) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (it being understood that the Weighted Average Life to Maturity shall be determined without giving effect to any change in installment or other required payments of principal resulting from prepayments following the Incurrence of such Indebtedness); by (b) the then outstanding principal amount of such Indebtedness.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02       Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)         In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)         Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)         Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by an Entity, or an allocation of assets to a series of Entities (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Entity. Any division of an Entity shall constitute a separate Entity hereunder (and each division of any Entity that is a Subsidiary, joint venture or any other like term shall also constitute such an Entity or entity).

1.03       Accounting Terms.

(a)         Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP or IFRS, as applicable, applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015.

(b)         Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)         Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Loan Parties are required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d)         Pro Forma Calculations.  Notwithstanding anything to the contrary contained herein, all calculations of the Consolidated Leverage Ratio, Fee-Related Earnings, Adjusted Fee-Related Earnings and Assets Under Management shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable period of four (4) Fiscal Quarters to which such calculation relates, and/or subsequent to the end of such period of four (4) Fiscal Quarters but not later than the date of such calculation; provided, that, notwithstanding the foregoing, when calculating the Consolidated Leverage Ratio and Assets Under Management for purposes of determining (i) compliance with Section 7.10, and/or (ii) the Applicable Rate, any Specified Transaction contemplated in the definition of “Pro Forma Basis” that occurred subsequent to the end of the applicable period of four (4) Fiscal Quarters to which such calculation relates shall not be given Pro Forma Effect for such completed period. For purposes of determining compliance with any provision of this Agreement which requires Pro Forma Compliance with the Consolidated Leverage Ratio or any financial covenant in Section 7.10 prior to delivery of the financial statements required by Section 6.01(b) for the Fiscal Quarter ended June 30, 2026, (A) such Pro Forma Compliance shall be determined by reference to the Audited Financial Statements and then, upon delivery, the financial statements required by Section 6.01(b) for the fiscal quarter ended March 31, 2026 and (B) for purposes of such Pro Forma Compliance, the maximum Consolidated Leverage Ratio and the minimum Assets Under Management required by the financial covenants in Section 7.10 shall be calculated as if such financial covenants were in effect as of the Fiscal Quarter of the Borrower ended March 31, 2026.

1.04       Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05       Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06       Interest Rates.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.07       Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01       Loans.

(a)          Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans in Dollars (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided, that, after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (ii) the Revolving Credit Exposure of any Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment.  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a).  Revolving Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

(b)         Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan in Dollars (each such loan, a “Term Loan”) to the Borrower on the Closing Date, in an amount not to exceed such Term Lender’s Term Commitment.  The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility. Term Borrowings repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

2.02        Borrowings, Conversions and Continuations of Loans.

(a)         Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone or a Loan Notice; provided, that, any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each Borrowing of, conversion to, or continuation of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (A) the applicable Facility, (B) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (C) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (D) the principal amount of Loans to be borrowed, converted or continued, (E) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (F) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice, then the applicable Loans shall be made as Base Rate Loans. If the Borrower fails to give a timely notice requesting a continuation of a Term SOFR Loan, then the applicable Loans shall be continued as a Term SOFR Loan having the same Interest Period as the Term SOFR Loan being continued. Except as described in the immediately preceding sentence, if the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)         Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans under such Facility.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is an initial Credit Extension on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, that, if, on the date the Loan Notice with respect to any Revolving Borrowing is given by the Borrower, there are Unreimbursed Amounts outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such Unreimbursed Amounts, and second, shall be made available to the Borrower as provided above.

(c)         Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.

(d)         The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate.

(e)         After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Loans.

(f)         Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

(g)         With respect to SOFR or Term SOFR, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

2.03       Letters of Credit.

(a)          General.  Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request that the L/C Issuer, in reliance on the agreements of the Revolving Lenders set forth in this Section 2.03, issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars for its own account or the account of any of its Subsidiaries in such form as is acceptable to the Administrative Agent and the L/C Issuer in its reasonable determination.  Letters of Credit issued hereunder shall constitute utilization of the Aggregate Revolving Commitments.

(b)          Notice of Issuance, Amendment, Extension, Reinstatement or Renewal.

To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer and to the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.03(d)), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit.  If requested by the L/C Issuer, the Borrower also shall submit a Letter of Credit Application and a reimbursement agreement on the L/C Issuer’s standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Application, any reimbursement agreement, any other Issuer Document or other agreement submitted by the Borrower to, or entered into by the Borrower with, the L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

If the Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that, any such Auto-Extension Letter of Credit shall permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Borrower and the L/C Issuer at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided, that, the L/C Issuer shall not (i) permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one (1) year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(c)          Limitations on Amounts, Issuance and Amendment.

(i)         A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate amount of the outstanding Letters of Credit issued by the L/C Issuer shall not exceed its L/C Commitment, (ii) the aggregate L/C Obligations shall not exceed the Letter of Credit Sublimit, (iii) the Revolving Credit Exposure of any Revolving Lender shall not exceed its Revolving Commitment, and (iv)  the Total Revolving Credit Exposure of all Lenders shall not exceed the Aggregate Revolving Commitments.

(ii)         The L/C Issuer shall be under no obligation to issue any Letter of Credit, if:

(A)       any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)        the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)        except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000;

(D)       any Revolving Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Revolving Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(E)        the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iii)        The L/C Issuer shall be under no obligation to amend any Letter of Credit, including if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d)         Expiration Date.  Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then‑current expiration date of such Letter of Credit) and (ii) the date that is five (5) Business Days prior to the Maturity Date for the Revolving Facility.

(e)          Participations.

(i)         By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the L/C Issuer or the Revolving Lenders, the L/C Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the L/C Issuer, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage (determined based on the Aggregate Revolving Commitments) of the aggregate amount available to be drawn under such Letter of Credit.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(e)(i) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Revolving Commitments.  Each Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Revolving Lender’s Applicable Percentage (determined based on the Aggregate Revolving Commitments) of the aggregate amount available to be drawn under such Letter of Credit at each time such Revolving Lender’s Revolving Commitment is amended pursuant to the operation of Section 2.15 or 2.16, as a result of an assignment in accordance with Section 11.06 or otherwise pursuant to this Agreement.

(ii)         In consideration and in furtherance of the foregoing, upon receipt of any Non-Reimbursement Notice, each Revolving Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the L/C Issuer, such Revolving Lender’s Applicable Percentage (determined based on the Aggregate Revolving Commitments) of each L/C Disbursement made by the L/C Issuer not later than 1:00 p.m. on the Business Day specified in such Non-Reimbursement Notice, until such L/C Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Maturity Date for the Revolving Facility.  Such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Revolving Loans made by such Revolving Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.03(e)(ii)), and the Administrative Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.03(f), the Administrative Agent shall distribute such payment to the L/C Issuer or, to the extent that the Revolving Lenders have made payments pursuant to this Section 2.03(e)(ii) to reimburse the L/C Issuer, then to such Revolving Lenders and the L/C Issuer as their interests may appear.  Any payment made by a Revolving Lender pursuant to this Section 2.03(e)(ii) to reimburse the L/C Issuer for any L/C Disbursement (other than, for the avoidance of doubt, any Revolving Loan made by a Revolving Lender pursuant to the first proviso set forth in Section 2.03(f)) shall not constitute a Revolving Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(iii)       If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the provisions of Section 2.03(e)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(e)(iii) shall be conclusive absent manifest error.

(f)         Reimbursement.  If the L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the L/C Issuer in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time; provided that, if such L/C Disbursement is not less than $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with a Revolving Borrowing of Base Rate Loans in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof (the “Unreimbursed Amount”) and such Revolving Lender’s Applicable Percentage (determined based on the Aggregate Revolving Commitments) thereof (each such notice, a “Non-Reimbursement Notice”).  Promptly upon receipt of any Non-Reimbursement Notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage (determined based on the Aggregate Revolving Commitments) of the Unreimbursed Amount pursuant to Section 2.03(e)(ii), subject to the amount of the unutilized portion of the Aggregate Revolving Commitments.  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(g)      Obligations Absolute.  The Borrower’s obligation to reimburse L/C Disbursements as provided in Section 2.03(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i)          any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;

(ii)         the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)      any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)        waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)          honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;

(vi)        any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii)       payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)      any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

(h)          Examination. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(i)        Liability. None of the Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in Section 2.03(g)), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as determined by a court of competent jurisdiction by final and non-appealable judgment), the L/C Issuer shall be deemed to have exercised care in each such determination, and that:

(i)          the L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(ii)        the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii)       the L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv)       this sentence shall establish the standard of care to be exercised by the L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of the Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) the L/C Issuer declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) the L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to the L/C Issuer.

(j)          Applicability of ISP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued by it, the rules of the ISP shall apply to each Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(k)          Benefits.  The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(l)          Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance, subject to Section 2.15, with its Applicable Percentage (determined based on the Aggregate Revolving Commitments) a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.  Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date for the Revolving Facility and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(m)        Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by the L/C Issuer, at the rate per annum equal to the percentage separately agreed upon between the Borrower and the L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date for the Revolving Facility and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(n)         Disbursement Procedures.  The L/C Issuer for any Letter of Credit shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit.  The L/C Issuer shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if the L/C Issuer has made or will make an L/C Disbursement thereunder; provided, that, any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the L/C Issuer and the Revolving Lenders with respect to any such L/C Disbursement.

(o)         Interim Interest.  If the L/C Issuer for any Letter of Credit shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if the Borrower fails to reimburse such L/C Disbursement when due pursuant to Section 2.03(f), then Section 2.08(b) shall apply.  Interest accrued pursuant to this Section 2.03(o) shall be for account of the L/C Issuer, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.03(f) to reimburse the L/C Issuer shall be for account of such Revolving Lender to the extent of such payment.

(p)         Replacement of L/C Issuer.  The L/C Issuer may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of the L/C Issuer.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer.  From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuers, as the context shall require.  After the replacement of the L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(q)          Cash Collateralization.

(i)         If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with L/C Obligations representing at least 50% of the total L/C Obligations) demanding the deposit of Cash Collateral pursuant to this Section 2.03(q), the Borrower shall promptly within three (3) Business Days deposit into an account established and maintained on the books and records of the Administrative Agent (the “Cash Collateral Account”) an amount in cash equal to 103% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 8.01(f) or 8.01(g).  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  In addition, and without limiting the foregoing or Section 2.03(d), if any L/C Obligations remain outstanding after the expiration date specified in Section 2.03(d), the Borrower shall promptly within three (3) Business Days deposit into the Cash Collateral Account an amount in cash equal to 103% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon.

(ii)        The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in the Cash Collateral Account.  Cash Collateral in the Cash Collateral Account shall be applied by the Administrative Agent to reimburse the L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with L/C Obligations representing 50% of the total L/C Obligations), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(r)          Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse, indemnify and compensate the L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower.  The Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(s)          Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04       [Reserved].

2.05       Prepayments.

(a)        The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Revolving Loans and Term Loans in whole or in part without premium or penalty; provided, that, (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two (2) Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, or in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment, the Type(s) of Loans to be prepaid, whether such prepayment is of Revolving Loans or Term Loans, and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of any Loan shall be accompanied by all accrued interest on the amount prepaid, together with, in the case of any Term SOFR Loan, any additional amounts required pursuant to Section 3.05.  Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages of each relevant Facility.

(b)         If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, that, the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless, after the prepayment in full of the Revolving Loans, the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06       Termination or Reduction of Aggregate Revolving Commitments.

(a)         The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments or the Letter of Credit Sublimit, or from time to time permanently reduce the Aggregate Revolving Commitments or the Letter of Credit Sublimit; provided, that, (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce, (A) the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments or the Letter of Credit Sublimit.  Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Percentage in respect of the Revolving Facility.  All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

(b)         The Aggregate Term Commitments shall be automatically and permanently reduced to zero on the Closing Date immediately after giving effect to the Term Borrowing.

2.07       Repayment of Loans.

(a)         The Borrower shall repay to the applicable Revolving Lenders on the Maturity Date for the Revolving Facility the aggregate principal amount of Revolving Loans outstanding on such date, together with any interest, fees or other amounts accrued or owing with respect thereto.

(b)         The Borrower shall repay to the applicable Term Lenders on the Maturity Date for the Term Facility the aggregate principal amount of Term Loans outstanding on such date, together with any interest, fees or other amounts accrued or owing with respect thereto.

(c)         The Borrower shall pay to the applicable Incremental Term Lenders on the Maturity Date for any Incremental Term Facility the aggregate principal amount of the Incremental Term Loans under such Incremental Term Facility outstanding on such date, together with any interest, fees or other amounts accrued or owing with respect thereto.

2.08       Interest.

(a)         Subject to the provisions of Section 2.08(b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)         If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(i)          If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the written request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii)        Upon the written request of the Required Lenders, while any Event of Default exists (other than as set forth in Sections 2.08(b)(i) and (b)(ii)), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii)        Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)          Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09       Fees.

In addition to certain fees described in Section 2.03(l) and (m):

(a)         Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage in respect of the Revolving Facility, a commitment fee equal to (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (A) the Outstanding Amount of Revolving Loans and (B) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)          Other Fees.

(i)          The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)         The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10       Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)          All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)         If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This Section 2.10(b) shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.08(b) or under Article VIII.  The Borrower’s obligations under this Section 2.10(b) shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations arising under the Loan Documents.

2.11        Evidence of Debt.

(a)         The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business.  The Administrative Agent shall maintain the Register in accordance with Section 11.06(c).  The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)         In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12       Payments Generally; Administrative Agent’s Clawback.

(a)          General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)         Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i)          Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or the L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (A) the Borrower has not in fact made such payment; (B) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (C) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c)         Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)         Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit, and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation, or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation, or to make its payment under Section 11.04(c).

(e)         Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)          Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13       Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided, that: (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution), (B) the application of Cash Collateral provided for in Section 2.16, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14       Incremental Facilities.

(a)          Request for Incremental Facility.  Upon notice to the Administrative Agent, the Borrower may from time to time following the Closing Date, request (i) prior to the Maturity Date for the Revolving Facility, an increase in the Aggregate Revolving Commitments (each, an “Incremental Revolving Increase”), (ii) an increase in a then-outstanding tranche of term loans under this Agreement (each, an “Incremental Term Increase”), and/or (iii) to establish one or more new tranches of term loans denominated in Dollars (or, to the extent approved by the Administrative Agent in its sole discretion, any alternative currency) and advanced to the Borrower under this Agreement (each such new tranche of term loans being an “Incremental Term Facility”; and together with any Incremental Revolving Increase and any Incremental Term Increase, each, an “Incremental Facility”), in each case, after giving effect to the applicable Incremental Facility on a Pro Forma Basis, in an amount not to exceed then available Incremental Amount; provided, that, any such request for an Incremental Facility shall be in a minimum amount of $10,000,000 and in increments of $5,000,000 in excess thereof (or such lesser amounts as agreed by the Administrative Agent in its sole discretion).

(b)         Effective Date and Allocations.  The lenders providing an Incremental Facility and the Borrower shall determine the effective date of such Incremental Facility (the “Incremental Facility Effective Date”) and the final allocation of such Incremental Facility, and the Administrative Agent shall promptly notify such Lenders of the foregoing.

(c)          Conditions to Effectiveness of Incremental Facility.  As a condition precedent to effectiveness of each Incremental Facility (in addition to any additional conditions specified in the relevant Incremental Facility Agreement as agreed between the Borrower and the lenders providing such Incremental Facility):

(i)        If such Incremental Facility is an Incremental Revolving Increase, all of the terms and conditions applicable to such Incremental Revolving Increase shall be identical to the terms and conditions applicable to the existing Aggregate Revolving Commitments (except with respect to any fees payable in connection therewith).

(ii)        If such Incremental Facility is an Incremental Term Increase, all of the terms and conditions applicable to such Incremental Term Increase shall be identical to the terms and conditions applicable to the existing tranche of term loans being increased under this Agreement (except with respect to any fees payable in connection therewith).

(iii)       If such Incremental Facility is in the form of Incremental Term Loans, (A) the stated maturity date of such Incremental Term Loans shall not be earlier than the then Latest Maturity Date, (B) such Incremental Term Loans shall not have a shorter Weighted Average Life to Maturity than the remaining Term Loans, (C) the pricing, interest rates, premiums, rate floors, fees and other economics for such Incremental Term Loans shall be as determined by the Borrower and the Incremental Term Loan providing such Incremental Term Loans, (D) such Incremental Term Loans shall rank pari passu or junior in right of payment with the Obligations and pari passu or junior in respect of the Collateral or can be unsecured, and (E) other than as set forth in clauses (A), (B), (C), and (D), all other covenants and events of default of such Incremental Term Loans shall be as otherwise agreed between the Borrower and the Incremental Term Lenders providing such Incremental Term Loans; provided, that, if any such covenants and events of default are materially more restrictive to the Borrower and its Subsidiaries than the covenants and Events of Default applicable to any other Facility (as conclusively determined by the Borrower in good faith), such covenants and events of default (other than, for the avoidance of doubt and solely with respect to the Revolving Facility, any excess cash flow sweep, asset sale sweep or other similar provisions customarily provided solely to “term loan lenders”) shall either be (1) added to the Loan Documents for the benefit of Secured Parties under this Agreement and the other Loan Documents or (2) applicable only to periods after the then Latest Maturity Date.

(iv)        The Administrative Agent shall have received an Incremental Facility Agreement with respect to such Incremental Facility.

(v)         The Borrower shall have received additional commitments in an amount equal to such Incremental Facility from either existing Lenders and/or one or more other institutions, in each case, that qualify as Eligible Assignees (it being understood and agreed that (A) no existing Lender shall be required to provide an additional commitment and the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Incremental Facility and (B) any new lender shall join this Agreement and become a “Lender” hereunder by executing such joinder documents as are required by the Administrative Agent (which joinder documents may, for the avoidance of doubt, be documented in the Incremental Facility Agreement for such Incremental Facility)).

(vi)        The Administrative Agent shall have received a certificate signed by a Responsible Officer of each Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Facility.

(vii)       The Administrative Agent shall have received (to the extent reasonably requested by the Administrative Agent) customary opinions of counsel for the Loan Parties, dated as of the Incremental Facility Effective Date of such Incremental Facility and addressed to the Administrative Agent in its capacity as such, the Lenders, and if applicable, the L/C Issuer.

(viii)      (A) The representations and warranties of the Borrower and each other Loan Party contained in this Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (or, if such representation and warranty is qualified by materiality, in all respects) on and as of the Incremental Facility Effective Date for such Incremental Facility, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (or, if such representation and warranty is qualified by materiality, in all respects) as of such earlier date, and except that for purposes of this Section 2.14(c)(viii), the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and 6.01(b), respectively, and (B) no Default exists, or would result from such Incremental Facility or from the application of the proceeds thereof.

(ix)      Each lender providing a portion of such Incremental Facility shall have received (A) all documentation and other information requested by such Lender required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (B) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower, in each case to the extent requested by such Lender.

(d)          Incremental Facility Agreement. This Agreement and the other Loan Documents shall be amended to give effect to each Incremental Facility pursuant to documentation (an “Incremental Facility Agreement”) executed by the Loan Parties, the Lenders providing such Incremental Facility, and the Administrative Agent, without the consent of any other Person (including any existing Lender), including amendments (i) to reflect the existence of such Incremental Facility and (ii) to make such other changes to this Agreement and the other Loan Documents as are necessary to effect the provisions of any such Incremental Facility.

(e)          Incremental Revolving Increase Reallocation. In connection with an Incremental Revolving Increase, the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all outstanding Revolving Loans on the Incremental Facility Effective Date are held ratably by the Revolving Lenders based on their revised Applicable Percentages arising from any nonratable increase in the Aggregate Revolving Commitments under this Section 2.14.

(f)          Conflicting Provisions.  The terms of this Section 2.14 shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.15       Defaulting Lenders.

(a)          Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)         Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” and “Required Revolving Lenders” and Section 11.01.

(ii)         Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued by the L/C Issuer under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or Unreimbursed Amounts in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees.

(A)        No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)       Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage (determined based on the Aggregate Revolving Commitments) of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C)       With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)        Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (determined based on the Aggregate Revolving Commitments, but calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  Subject to Section 11.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)        Cash Collateral.  If the reallocation described in Section 2.15(a)(iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b)        Defaulting Lender Cure.  If the Borrower and the Administrative Agent and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16       Cash Collateral.

(a)        Obligation to Cash Collateralize.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the L/C Issuer (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)         Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c) (other than, in each case, any such property constituting Excluded Property).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to Section 2.15(a)(v), after giving effect to Section 2.15(a)(v) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more Cash Collateral Accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)         Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)         Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents and (B) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01       Taxes.

(a)          Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA.

(b)         Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, Other Taxes.

(d)          Indemnification by Loan Parties.  Each of the Loan Parties shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)         Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(e).

(f)          Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders; Tax Documentation.

(i)         Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)        any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)          in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(II)         in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI;

(III)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable); or

(IV)          to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)      if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.01(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)       Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)         Treatment of Certain Refunds.  Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)          Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02       Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loan and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03       Inability to Determine Rates.

(a)        If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under Section 3.03(b)(i) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in Section 3.03(a)(ii), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (1) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (2) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b)        Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)         adequate and reasonable means do not exist for ascertaining one (1) month, three (3) month, and six (6) month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)         CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one (1) month, three (3) month, and six (6) month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative, made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease; provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one (1) month, three (3) month, and six (6) month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to Section 3.03(b)(ii), no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (A) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (B) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then-current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then-existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark.  For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”.  Any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided, that, the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

3.04       Increased Costs;

(a)          Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the L/C Issuer;

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or the L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)         Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by or the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)         Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Section 3.04(a) or (b) and setting forth in reasonable detail the manner of determination of such amount or amounts shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as applicable, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d)       Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided, that, the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05      Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time (pursuant to a certificate of such Lender setting forth the amount such Lender is entitled to receive pursuant to this Section 3.05 and setting forth in reasonable detail in the matter of determination of such amount), the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)         any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)         any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)         any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06       Mitigation Obligations; Replacement of Lenders.

(a)         Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or requires any Loan Party to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender or the L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)        Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01 and, in each case, such Lender or L/C Issuer has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender or L/C Issuer in accordance with Section 11.13.

3.07        Survival.  All of the Loan Parties’ obligations under this Article III shall survive the Facility Termination Date and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01       Conditions to Effectiveness and Initial Credit Extension.  The effectiveness of this Agreement and the obligation of each Lender and the L/C Issuer to make its initial Credit Extension hereunder are subject to satisfaction of the following conditions precedent:

(a)         Execution of Loan Documents.  The Administrative Agent shall have received counterparts of this Agreement and each other Loan Document to be executed and delivered on the Closing Date, in each case, in form and substance satisfactory to the Administrative Agent, each Lender, and the L/C Issuer and executed (i) by a Responsible Officer of the signing Loan Party, and (ii) to the extent party thereto, by each Lender, the L/C Issuer, and the Administrative Agent.

(b)         Organization Documents, Resolutions, Etc.  The Administrative Agent shall have received the following: (i) copies of the Organization Document of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization and certified by a Responsible Officer of such Loan Party to be true and correct as of the Closing Date; (ii) such certificates of resolutions or other action, incumbency certificates, and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and (iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization.

(c)          Legal Opinions of Counsel.  The Administrative Agent shall have received customary opinions of counsel for the Loan Parties, dated as of the Closing Date and addressed to the Administrative Agent, the Lenders, and the L/C Issuer.

(d)         Financial Statements.  The Administrative Agent shall have received the Audited Financial Statements.

(e)         Collateral Deliverables.  The Administrative Agent shall have received: (i)(A) searches of UCC filings in the jurisdiction of organization of each Loan Party, copies of the financing statements on file in such jurisdiction and evidence that no Liens exist other than Liens permitted under Section 7.01, and (B) tax lien and judgment searches; (ii) duly executed notices of grant of security interest in the form required by the Collateral Documents as are necessary to perfect the Administrative Agent’s security interest in the intellectual property owned by the Loan Parties constituting Collateral that is registered or pending before the United States Copyright Office or the United States Patent and Trademark Office; (iii) completed UCC financing statements in form appropriate for filing for each appropriate jurisdiction as is necessary to perfect the Administrative Agent’s security interest in the Collateral; (iv) to the extent required to be delivered pursuant to the terms of the Collateral Documents, stock, equity, share or membership certificates evidencing Equity Interests pledged pursuant to the terms of the Collateral Documents, together with, where applicable, undated stock or transfer powers duly executed in blank; and (v) to the extent required to be delivered pursuant to the terms of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary to perfect the Administrative Agent’s security interest in the Collateral.

(f)          Management Fee Agreements.  The Administrative Agent shall have received true, correct, and complete copies of all Management Fee Agreements existing as of the Closing Date.

(g)         No Material Adverse Effect.  Since December 31, 2025, there shall not have occurred any event or condition that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(h)         No Litigation.  There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of any Loan Party, threatened by or against any Loan Party or any Subsidiary in any court or before any arbitrator or Governmental Authority that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(i)          Consents.  All board of director (or equivalent), governmental, shareholder and third-party consents and approvals necessary in connection with the Loan Documents shall have been obtained and shall be in full force and effect.

(j)           Initial Public Offering.  Substantially concurrently with the Closing Date, the Initial Public Offering shall have been consummated.

(k)         Officer’s Certificate.  The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying to the conditions specified in Sections 4.01(f), (g), (h), (i), and (j) and Sections 4.02(a) and (b).

(l)          Existing Indebtedness.  Substantially concurrently with the Closing Date, all existing Indebtedness (including the Existing JPM Indebtedness) of the Borrower and its Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 7.03) shall be repaid in full, all commitments in connection therewith shall be terminated, and all guarantees, liens and security interests related thereto shall be terminated, in each case, as evidenced by payoff documentation reasonably acceptable to the Administrative Agent.

(m)        Know-Your Customer; Beneficial Ownership.  Each Lender shall have received (i) all documentation and other information requested by such Lender required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in respect of the Borrower, in each case of clauses (i) and (ii), to the extent requested by such Lender.

(n)         Fees.  The Administrative Agent shall have received all fees owing and required to be paid on the Closing Date to the Administrative Agent, the Lenders, the L/C Issuer, or the Arranger, as applicable, pursuant to the Loan Documents.

(o)         Expenses.  The Loan Parties shall have paid all expenses of the Administrative Agent required to be reimbursed by the Loan Parties, including the reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least two (2) Business Days prior to the Closing Date (which invoice may include additional amounts of such reasonable fees, charges and disbursements of such counsel as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts among the Loan Parties and the Administrative Agent)).

Without limiting the generality of the provisions of Sections 9.03 and 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender and the L/C Issuer that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or the L/C Issuer, as applicable, unless the Administrative Agent shall have received notice from such Lender or the L/C Issuer prior to the proposed Closing Date specifying its objection thereto.

4.02      Conditions to all Credit Extensions.  The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) is subject to the following conditions precedent:

(a)         The representations and warranties of the Borrower and each other Loan Party contained in this Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, if such representation and warranty is qualified by materiality, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if such representation and warranty is qualified by materiality, in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and 6.01(b), respectively.

(b)         No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)         The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Lenders, and the L/C Issuer that:

5.01       Existence, Qualification and Power.  Such Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in Section 5.01(b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.02       Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is or is to be a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, (ii) any Management Fee Agreement, or (iii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law, except in each case referred to in Section 5.02(b) or (c), to the extent that failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.03       Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority (subject to Liens permitted under Section 7.01) nature thereof), or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, in each case, except for (i) authorizations, consents, exemptions, approvals, actions, notices, and filings which have been duly obtained, taken, given or made and are in full force and effect, (ii) filings to perfect the Liens created by the Collateral Documents and (iii) authorizations, consents, exemptions, approvals, actions, notices, and filings the failure to obtain which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.04       Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity.

5.05       Financial Statements; No Material Adverse Effect.

(a)        The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, changes in partners’ capital (or shareholders’ equity, as applicable), and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for material Taxes, material commitments and Indebtedness, to the extent such liabilities are required to be disclosed under GAAP.

(b)        Upon delivery of the initial unaudited quarterly financial statements required pursuant to Section 6.01(b), such financial statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, changes in shareholders’ equity, and cash flows for the period covered thereby, subject, in the case of clauses (i) and (ii) above, to the absence of footnotes and to normal year-end audit adjustments.

(c)         Since December 31, 2025, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06       Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of such Loan Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) materially adversely affects the validity or enforceability of any Loan Document, or (b) as of the Closing Date, either individually or in the aggregate would reasonably be expected to cause a Material Adverse Effect.

5.07       No Default.  Neither such Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, no Default has occurred and is continuing or could result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08       Ownership of Property; Liens.  Each Loan Party and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09       Insurance.  The properties of the Loan Parties are insured with financially sound and reputable insurance companies (giving effect to self-insurance satisfying the following standards), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party operates, as determined by the Borrower in good faith.

5.10       Solvency.  As of the Closing Date, immediately after the consummation of the transactions contemplated hereby, including the Initial Public Offering, the Borrower is, together with its Subsidiaries on a consolidated basis, Solvent.

5.11       Taxes.  Each Loan Party and each of its Subsidiaries (a) have timely filed all federal, state and other tax returns and reports required to be filed by them, except with respect to this clause (a) those that either individually or in the aggregate would not, if not timely filed, have a Material Adverse Effect, and (b) have timely paid all federal, state and other Taxes (whether or not shown on a tax return), including in its capacity as a withholding agent, levied or imposed upon it or its properties, income or assets otherwise due and payable, except with respect to this clause (b) those (i) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, or (ii) that either individually or in the aggregate would not, if not timely paid, have a Material Adverse Effect.  There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12       ERISA Compliance.

(a)       Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws and (ii) each Pension Plan, if any, that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)         There are no pending or, to the knowledge of each Loan Party, threatened in writing claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)        (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, except as would not reasonably be expected to have a Material Adverse Effect; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; and (iii) except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

(d)         As of the Closing Date, the Borrower does not hold “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans.

5.13       Subsidiaries; Loan Parties.

(a)         Set forth on Schedule 5.13(a), as of the Closing Date and as of the last date Schedule 5.13(a) was required to be updated in accordance with Sections 6.02, is a complete and accurate list of: (i) all Subsidiaries of each Loan Party which earn any Management Fees and (ii) an indication as to whether such Subsidiary is an Excluded Subsidiary (and, if so, the type (e.g. an Immaterial Subsidiary) of such Excluded Subsidiary).  The outstanding Equity Interests in all such Subsidiaries owned by the Loan Parties are validly issued, fully paid and non-assessable and are owned free and clear of all Liens other than Liens permitted under Section 7.01.

(b)        Set forth on Schedule 5.13(b), as of the Closing Date and as of the last date Schedule 5.13(b) was required to be updated in accordance with Sections 6.02, is a complete and accurate list of each Loan Party’s: (i) exact legal name; (ii) jurisdiction of organization; and (iii) chief executive office address.

5.14          Margin Regulations; Investment Company Act.

(a)        No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of the provisions of the Regulations of the FRB, including Regulation U or X.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a combined basis) that are subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be Margin Stock.

(b)         Neither the Borrower nor any other Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15       Disclosure.

(a)         Each Loan Party has disclosed to the Administrative Agent and the Lenders, as of the Closing Date, all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of such Loan Party and no assurances can be given that such projected financial information will actually be realized and that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material).

(b)         As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all material respects.

5.16       Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17       Collateral Representations.

(a)         Set forth on Schedule 5.17(a), as of the Closing Date and as of the last date Schedule 5.17(a) was required to be updated in accordance with Sections 6.02, is a description of all Collateral Accounts, including the owner and account number of each such Collateral Account.

(b)         Set forth on Schedule 5.17(b), as of the Closing Date and as of the last date Schedule 5.17(b) was required to be updated in accordance with Sections 6.02, is a description of all Management Fee Agreements, including the parties thereto.

(c)          As of the Closing Date, the Management Fee Agreements have been duly authorized, executed and delivered by the parties thereto and are in full force and effect except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

5.18      Sanctions.  Neither any Loan Party, nor any of its Subsidiaries, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other sanctions authority with jurisdiction over any Loan Party or (c) located, organized or resident in a Designated Jurisdiction without an applicable authorization.  The Loan Parties and their Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

5.19       Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions relevant to their business, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.20       Affected Financial Institutions.  No Loan Party is an Affected Financial Institution.

5.21       Covered Entities.  No Loan Party is a Covered Entity.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Facility Termination Date, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01       Financial Statements.  Deliver to the Administrative Agent and each Lender:

(a)         As soon as available, but in any event within one hundred and twenty (120) days of each Fiscal Year, audited financial statements of the Borrower and its Subsidiaries on a consolidated basis which shall include the balance sheet as at the end of such Fiscal Year and the related statements of operations, statements of shareholders’ equity, and statements of cash flows for such Fiscal Year and setting forth, in each case, in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and opinion of Ernest & Young LLP or another an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (provided that such report may contain such a qualification or exception if such qualification or exception arises solely with respect to, results from or arises on account of (i) the maturity (or impending maturity) of the Obligations or any other Indebtedness or (ii) any anticipated or actual inability to satisfy any financial maintenance covenant included in this Agreement or any other Indebtedness of the Borrower or its Subsidiaries).

(b)         As soon as available, but in any event within sixty (60) days after the end of each of the first three (3) Fiscal Quarters in each Fiscal Year (commencing with the Fiscal Quarter ended March 31, 2026), unaudited financial statements of the Borrower and its Subsidiaries on a consolidated basis which shall include the balance sheet as at the end of each such Fiscal Quarter and the related statements of operations, statements of shareholders’ equity, and statements of cash flows for each such Fiscal Quarter and portion of such Fiscal Year then ended and shall set forth, in each case, in comparative form the figures for the corresponding Fiscal Quarter for the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer, assistant treasurer, or controller of the Borrower, or such other officer of the Borrower acceptable to the Administrative Agent in its sole discretion, as fairly presenting the financial condition, results of operations and shareholder’ equity of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(b), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) at the times specified therein.

6.02       Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)         concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b) (commencing with the delivery of the financial statements for the Fiscal Quarter ending June 30, 2026), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer, assistant treasurer, controller, or other officer acceptable to the Administrative Agent in its sole discretion of the Borrower, including (A) a certification that no Default has occurred and is continuing (or, if a Default has occurred and is continuing, describing the nature and status of each such Default and actions that have been taken or are proposed to be taken to cure such Default), (B) a certification of compliance with the financial covenants set forth in Section 7.10, including financial covenant calculations for the period covered by such Compliance Certificate, and (C) attaching updated Schedules 5.13(a), 5.13(b), 5.17(a), and 5.17(b) to the extent required to make the representations related to such Schedules true and correct as of the date of such Compliance Certificate; (ii) copies of any Management Fee Agreements and any amendments to any Management Fee Agreement, to the extent not previously delivered to the Administrative Agent and the Lenders; (iii) to the extent not delivered along with such financial statements provided pursuant to Section 6.01(a) or 6.01(b), as applicable, or included in the corresponding Form 10-K or 10-Q, a Fee-Related Earnings Reconciliation for the fiscal period covered by such financial statements; and (iv) a summary, in form and substance reasonably satisfactory to the Administrative Agent (it being understood and agreed that the form of summary provided to the Administrative Agent and the Lenders prior to the Closing Date shall be deemed satisfactory), of all derivative positions (including all related collateral margins in connection therewith, but, for the avoidance of doubt, excluding (A) the underlying reference assets or liabilities with respect to such derivative positions and (B) any other information that the Borrower determines in good faith is commercially sensitive or proprietary; provided, that, the Borrower shall provide notice to the Administrative Agent that it has withheld information pursuant to this clause (B)) of each Fund as of the last day of the Fiscal Quarter for which such financial statements are delivered;

(b)         promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)         promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(d)        promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof, in each case, that would reasonably be expected to result in a Material Adverse Effect; and

(e)         promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof (including copies of Management Fee Agreements (including any amendments or modifications thereto)) or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Sections 6.02(b) through (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02 or other publicly available investor relations website or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its written request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that if the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03       Notices.  Promptly notify the Administrative Agent and each Lender following a Responsible Officer of any Loan Party becoming aware of any of the following:

(a)          of the occurrence of any Default.

(b)         of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)         of any material change in accounting policies or financial reporting practices by the Borrower (including any change in its Fiscal Year), any Loan Party or any Subsidiary, including any determination by the Borrower referred to in Section 2.10(b), to the extent not disclosed in materials otherwise filed with the SEC.

(d)         any suspension or termination of any Loan Party as a “registered investment adviser” under the Investment Advisers Act of 1940, to the extent such registration is required by the Investment Advisers Act of 1940.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04       Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary, except, where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.05       Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, copyrights, trade names and service marks, except to the extent such non-preservation or non-renewal would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.06       Maintenance of Properties.  Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.07       Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies (giving effect to self-insurance satisfying the following standards), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party operates, as determined by the Borrower in good faith.

6.08       Compliance with Laws and Management Fee Agreements.  Comply in all material respects with (a) the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (b) all Management Fee Agreements, except in such instances in which the failure to comply therewith would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.09       Books and Records.

(a)        Maintain proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

(b)         Maintain such proper books of record and account to the extent necessary for such Loan Party or such Subsidiary to maintain its status as a “registered investment adviser” pursuant to the Investment Advisers Act of 1940, as applicable, or as otherwise required by the SEC, if applicable.

6.10       Inspection Rights.  Once per calendar year, permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Loan Parties and at such reasonable times during normal business hours and upon reasonable advance notice to the Borrower; provided, that, when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing more than once per calendar year and at the expense of the Borrower at a time reasonably agreed with the Borrower during normal business hours, with reasonable advance written notice. Notwithstanding the foregoing, none of the Borrower or any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or its representatives or contractors) is prohibited by Applicable Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product; provided, that, such Borrower or such Subsidiary, as applicable, shall provide written notice to the Administrative Agent if the Borrower or such Subsidiary, as applicable, does not disclose or permit the inspection, examination or discussion of, any such document, information or other matter.

6.11        Use of Proceeds.  Use the proceeds of the Credit Extensions for general corporate purposes (including working capital) not in contravention of any Law or of any Loan Document.

6.12       Additional Guarantors.  Within sixty (60) days (or such later date agreed to by the Administrative Agent in its sole discretion) after any Loan Party forms or acquires a Subsidiary (other than an Excluded Subsidiary), or an existing Subsidiary is required to be re-designated from an Excluded Subsidiary pursuant to either the definition of “Excluded Subsidiary” or “Immaterial Subsidiary” in Section 1.01, cause such Subsidiary to (i) become a Guarantor by way of execution and delivery to the Administrative Agent of joinder documents as the Administrative Agent shall deem appropriate for such purpose, and (ii) in connection therewith, (A) deliver to the Administrative Agent documents and opinions consistent with those delivered pursuant to Section 4.01 as if such Subsidiary had been a Guarantor on the Closing Date and (B) take such action as is necessary to comply with Sections 6.14 and the Collateral Documents, all in form, content, and scope reasonably satisfactory to the Administrative Agent.

6.13       Registered Investment Advisor.  Cause the Borrower and any other Loan Party that is required to be a “registered investment adviser” to maintain its status as a “registered investment adviser” pursuant to the Investment Advisers Act of 1940.

6.14       Collateral Covenants.

(a)          Cause all Management Fees received by a Loan Party to be promptly deposited upon payment to a Collateral Account or otherwise in accordance with the instructions set forth in the Collateral Documents or notices delivered pursuant thereto.

(b)          Subject to Section 6.17, cause all accounts of the Loan Parties into which Management Fees are deposited to be Collateral Accounts subject to Collateral Account Agreements in accordance with the terms of the Security Agreement.

(c)         (i) Cause all of the Collateral to be subject at all times to first priority, perfected Liens (subject to Liens permitted by Section 7.01) in favor of the Administrative Agent, on behalf of the holders of the Obligations, to secure the Obligations pursuant to the terms and conditions of the Collateral Documents, or with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request in each case, subject to the limitations set forth in the Collateral Documents and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing.

6.15       Further Assurances.  Promptly upon request by the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by Applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so, in each case, subject to the limitations set forth in the Collateral Documents.

6.16       Transactions with Affiliates.  Enter into any material transaction of any kind entered into by any Loan Party or any of its Subsidiaries with any Affiliate of any Loan Party, whether or not in the ordinary course of business, shall be on terms not materially less favorable (taken as a whole) to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate as determined by the Borrower in good faith; provided, that, the foregoing restriction shall not apply to (a) transactions between or among Loan Parties and other Subsidiaries, (b) Restricted Payments permitted by Section 7.06 and Investments permitted by Section 7.02 and other transactions expressly permitted by this Agreement, (c) ordinary course intercompany facilities and notes so long as not secured by any Collateral issued in connection with prefunding or refinancing capital commitments, (d) transactions with any Fund, (e) transactions that have been expressly approved by either a majority of the Borrower’s independent directors or a committee of the Borrower’s directors consisting solely of independent directors, (f) transactions in respect of which the Borrower has obtained a (f) transactions entered into in order to consummate a Permitted Reorganization, (g) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is fair to the Loan Party or such Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not materially less favorable to the Loan Party or the applicable Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate, (h) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of the Borrower or any Subsidiary, and payments or other transactions pursuant to any management equity plan, employee compensation, benefit plan, stock option plan or arrangement, equity holder arrangement, supplemental executive retirement benefit plan, any health, disability or similar insurance plan, or any employment contract or arrangement which covers any Permitted Payee and payments pursuant thereto, and (i) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Borrower and/or any of its Subsidiaries in the ordinary course of business.

6.17       Anti-Corruption Laws; Sanctions.  Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in all jurisdictions relevant to its business and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

6.18      Post-Closing Covenant.  Within sixty (60) Business Days following the Closing Date (or such longer period of time as the Administrative Agent may agree in its sole discretion), deliver to the Administrative Agent executed counterparts of a Collateral Account Agreement with respect to each Collateral Account existing as of the Closing Date, executed by a Responsible Officer of the applicable Loan Party and a duly authorized officer of each other Person party thereto.

ARTICLE VII

NEGATIVE COVENANTS

Until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01       Liens.  Create, incur or assume any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)          Liens pursuant to any Loan Document;

(b)        Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals, additions or extensions thereof; provided, that, (i) such Lien does not encumber any property other than the property encumbered or required to be encumbered on the Closing Date, after-acquired property that is affixed or incorporated into property covered by such Lien and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)        Liens for Taxes overdue for more than thirty (30) days or Liens for Taxes which are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)       carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business; provided, that, such Liens secure only amounts (i) not overdue for a period of more than thirty (30) days or (ii) that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)         pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f)          deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)        easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)          Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)         Liens securing Indebtedness permitted under Section 7.03(e); provided, that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness; provided that individual financings of the type permitted under Section 7.03(e) provided by any financing source may be cross-collateralized to other financings of such type provided by such financing source or its affiliates;

(j)           normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(k)          Liens of a collection bank arising under Section 4‑210 of the uniform commercial code on items in the course of collection;

(l)          purported Liens evidenced by the filing of precautionary uniform commercial code financing statements relating solely to operating leases entered into in the ordinary course of business;

(m)       Liens solely on any cash earnest money deposits made by any Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to an Acquisition or other similar Investment, in each case, permitted pursuant to Section 7.02;

(n)        Liens existing on acquired property (including property of any Person acquired) pursuant to an Acquisition or other Investment, in each case, permitted pursuant to Section 7.03 (other than Liens on the Equity Interests of any Person that becomes a Subsidiary); provided, that, (i) such Lien was not created in contemplation of such Acquisition or Investment, (ii) such Lien does not encumber any property other than the property encumbered at the time of such Acquisition or Investment, after-acquired property that is affixed or incorporated into property covered by such Lien and proceeds and products thereof, replacements, accessions or additions thereto and improvements thereon, (iii) such Liens do not extend to (A) in the case of any Person acquired, the property of any Person other than the Person acquired and (B) in the case of any assets acquired, the assets so acquired, and (iv) the Indebtedness secured thereby is permitted pursuant to Section 7.03(f);

(o)        Liens granted by any Loan Party or Subsidiary that is an investor in any Fund to such Fund or its general partner or similar entity in such Loan Party’s or Subsidiary’s interest in such Fund to secure such Loan Party’s or Subsidiary’s obligations under the Organization Documents of such Fund;

(p)        Liens on capital stock in joint ventures or similar arrangements securing obligations of such joint ventures or similar arrangements or pursuant to any joint ventures or similar agreements and (ii) to the extent constituting Liens, transfer restrictions, purchase options, rights of first refusal, tag or drag, put or call or similar rights of minority holders or joint ventures partners, in each case under partnership, limited liability coverage, joint venture or similar Organization Documents;

(q)          Liens securing Indebtedness or other obligations of any Subsidiary in favor of any Loan Party or any other Subsidiary (other than Liens securing Indebtedness of a Loan Party in favor of any Subsidiary that is not a Loan Party);

(r)          Liens on intellectual property consisting of non-exclusive licenses or sublicenses of intellectual property granted by any Loan Party or any Subsidiary in the ordinary course of business;

(s)          Liens on any Margin Stock;

(t)          Liens securing Incremental Equivalent Indebtedness (and any Refinancing Indebtedness thereof) permitted by Section 7.03(o); and

(u)         Liens not otherwise permitted by this Section 7.01 securing Indebtedness or other obligations permitted pursuant to this Agreement in an aggregate principal amount at any one time outstanding not to exceed $50,000,000.

7.02       Investments.  Make any Investments, except:

(a)          Investments held by such Loan Party or such Subsidiary in the form of cash or cash equivalents;

(b)          Investments existing as of the Closing Date and set forth in Schedule 7.02;

(c)         advances to officers, directors and employees of the Loan Parties and their Subsidiaries for travel, entertainment, relocation and other ordinary course purposes (including funding capital commitments and other investments);

(d)          (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (i) is not increased at any time above the amount of such Investment existing on the Closing Date, (ii) additional Investments by any Loan Party and its Subsidiaries in any Loan Party, (iii) additional Investments by any Loan Party in any Subsidiary that is not a Loan Party in an aggregate amount at any one time outstanding not to exceed $5,000,000 and (iv) additional Investments by Subsidiaries that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(e)         Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)          Guarantees permitted by Section 7.03;

(g)         Investments held by any Person at the time such Person becomes a Subsidiary or is merged with or into a Subsidiary to the extent such Investments were not made in contemplation thereof;

(h)         Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(i)          de minimis Investments consisting of the formation of additional Subsidiaries;

(j)          Investments made in order to consummate a Permitted Reorganization, subject to, in each case, the limitations set forth in the definition of “Permitted Reorganization”;

(k)         Investments by any Loan Party or Subsidiary in any Fund;

(l)           Investments consisting of Permitted Bond Hedge Transactions and/or Permitted Warrant Transactions, together with Investments consisting of the performance of any obligations of the Borrower or any of its Subsidiaries thereunder; and

(m)        other Investments; provided, that, upon giving Pro Forma Effect to any such Investment, (i) no Payment Default of Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Borrower would be in Pro Forma Compliance with the financial covenants set forth in Section 7.10.

7.03       Indebtedness.  Create, incur or assume any Indebtedness, except:

(a)          Indebtedness under the Loan Documents;

(b)         (i) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03 and (ii) any Refinancing Indebtedness of Indebtedness outstanding on the Closing Date and listed on Schedule 7.03;

(c)          intercompany Indebtedness permitted under Section 7.02;

(d)        obligations (contingent or otherwise) of any Loan Party or any Subsidiary existing or arising under any Swap Contract; provided, that, (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)         (i) purchase money Indebtedness (including obligations in respect of Finance Leases or Synthetic Lease Obligations) hereafter incurred to finance the purchase, construction, improvement or repair of fixed assets, and renewals, refinancings and extensions thereof; provided, that, (A) the aggregate outstanding principal amount of all such Indebtedness at any one time outstanding shall not exceed $15,000,000 and (B) such Indebtedness when incurred shall not exceed the cost of such purchase, construction, improvement or repair, plus reasonable acquisition costs in respect thereof and (ii) any Refinancing Indebtedness of Indebtedness incurred under Section 7.03(e)(i);

(f)         (i) Indebtedness of any Person, or in respect of assets, acquired after the Closing Date in an Acquisition or other Investment, in each case, permitted pursuant to Section 7.03, in each case, to the extent such Indebtedness was existing at the time of such Acquisition or such other Investment; provided, that, (A) such Indebtedness shall not have been incurred in contemplation of such Acquisition or such other Investment and (B) upon giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Borrower would be in Pro Forma Compliance with the financial covenants set forth in Section 7.10; and (ii) any Refinancing Indebtedness of Indebtedness incurred under Section 7.03(f)(i);

(g)        Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, in each case incurred in the ordinary course of business, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(h)         endorsement of instruments, any check, draft or other item of payment payable to a Loan Party or Subsidiary thereof for deposit;

(i)          Indebtedness incurred in the ordinary course of business under performance, surety, statutory or appeal bonds or similar obligations;

(j)          Indebtedness of the Borrower or any Subsidiary consisting of the financing of insurance premiums;

(k)         Guarantees (i) with respect to Indebtedness of any Loan Party otherwise permitted pursuant to this Section 7.03 and (ii) with respect to Indebtedness of any Subsidiary that is not a Loan Party to the extent permitted pursuant to Section 7.02;

(l)         Indebtedness in respect of purchasing cards, netting services, overdraft protections, automatic clearinghouse arrangements, treasury, depository, cash management and similar arrangements and otherwise in connection with deposit accounts incurred in the ordinary course of business;

(m)        other Indebtedness in an aggregate principal amount at any one time outstanding not to exceed $50,000,000;

(n)         obligations or liabilities in respect of any Permitted Bond Hedge Transactions, or any Permitted Warrant Transactions;

(o)        (i) Incremental Equivalent Indebtedness in an aggregate principal amount not to exceed the available Incremental Amount; provided, that, at the time of incurrence thereof (A) no Default exists, or would result from such Incremental Equivalent Indebtedness or from the application of the proceeds thereof and (B) upon giving Pro Forma Effect to any such Indebtedness, the Borrower would be in Pro Forma Compliance with the financial covenants set forth in Section 7.10; and (ii) any Refinancing Indebtedness of Incremental Equivalent Indebtedness incurred under Section 7.03(o)(i); and

(p)         other unsecured Indebtedness; provided, that, upon giving Pro Forma Effect to any such Indebtedness, the Borrower would be in Pro Forma Compliance with the financial covenants set forth in Section 7.10.

7.04       Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)         any Subsidiary may merge with (i) the Borrower (provided, that, the Borrower shall be the continuing or surviving Person), or (ii) any one or more other Subsidiaries (provided, that, if a Loan Party is a party to such transaction, the continuing or surviving person is a Loan Party);

(b)         any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) (i) to the extent permitted by Section 7.05 or (ii) to a Loan Party or to another Subsidiary; provided, that, in the case of clause (ii), if the transferor in such a transaction is a Guarantor, then the transferee must be a Loan Party; and

(c)         any Subsidiary that is not a Loan Party or not required to become a Loan Party may dissolve, liquidate or wind up its affairs at any time.

7.05       Dispositions.  Make any Disposition, except:

(a)          Dispositions of obsolete or worn-out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)          Dispositions of inventory in the ordinary course of business;

(c)          Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)          Dispositions of property by any Subsidiary to a Loan Party or to a Subsidiary; provided, that, if the transferor of such property is a Guarantor, the transferee thereof must be a Loan Party;

(e)          Dispositions of accounts receivable in connection with the collection or compromise thereof;

(f)          Dispositions permitted by Section 7.04;

(g)          the sale or disposition of cash equivalents for fair market value;

(h)          termination of any Permitted Bond Hedge Transactions;

(i)          (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(j)          Dispositions made in order to consummate a Permitted Reorganization, subject to, in each case, the limitations set forth in the definition of “Permitted Reorganization”;

(k)         Dispositions of non-exclusive licenses or sublicenses of intellectual property granted by any Loan Party or any Subsidiary in the ordinary course of business;

(l)          Dispositions of any Margin Stock;

(m)        Dispositions of assets to the extent that the aggregate fair market value of such assets sold in any single transaction or series of related transactions does not exceed $2,500,000; and

(n)         other Dispositions; provided, that, (i) any such Disposition is for fair market value and (ii) upon giving Pro Forma Effect to any such Disposition, (A) no Payment Default of Event of Default shall have occurred and be continuing or would result therefrom and (B) the Borrower would be in Pro Forma Compliance with the financial covenants set forth in Section 7.10.

7.06      Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)         each Subsidiary may make Restricted Payments to the Loan Parties and any other Person that owns an Equity Interest in such Subsidiary, ratably (or in case of Restricted Payments to a Loan Party more than ratably) according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)         each Loan Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)         each Loan Party and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d)         each Loan Party and each Subsidiary may make Restricted Payments in order to consummate a Permitted Reorganization, subject to, in each case, the limitations set forth in the definition of “Permitted Reorganization”; provided, that, an amount equal to any such Restricted Payment shall, within five (5) Business Days, be recontributed to the Borrower as part of such Permitted Reorganization;

(e)        each Loan Party and each Subsidiary may (i) make (A) (1) any payment of premium or other amount in respect of, and otherwise performing its obligations under, any Permitted Bond Hedge Transaction and (2) any payments or deliveries under Permitted Convertible / Exchange Indebtedness or (ii) (A) deliver shares of the common stock or preferred stock (other than Disqualified Stock) in the Borrower upon the exercise and settlement or termination of any Permitted Warrant Transaction and (B) make any payment in cash (including by set-off) upon the exercise and settlement or termination of any Permitted Warrant Transaction; and

(f)          each Loan Party and each Subsidiary may make other Restricted Payments; provided, that, upon giving Pro Forma Effect to any such Restricted Payment, (i) no Payment Default of Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Borrower shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.10.

7.07      Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business similar, complementary or ancillary thereto or an extension, development or expansion thereof.

7.08       Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary (other than an Excluded Subsidiary) to Guarantee the Indebtedness of the Borrower, or (iii) of any Loan Party to create, incur or assume Liens on property of such Person to secure the Obligations; provided, that this Section shall not prohibit: (1) any restriction or condition in favor of any holder of Indebtedness permitted under Section 7.03(e) or (m) solely to the extent such restriction relates to the property financed by or the subject of such Indebtedness; (2) any restriction in favor of any holder of Indebtedness permitted pursuant to Section 7.03(m), solely to the extent such restriction does not limit the ability of any Loan Party or any Subsidiary to create, incur or assume a Lien in favor of the Administrative Agent on any Collateral; (3) restrictions and conditions existing on the Closing Date and listed on Schedule 7.08; (4) restrictions and conditions contained in any agreement governing Indebtedness or Disqualified Equity Interests permitted under Section 7.03, so long as such restrictions and conditions are not, taken as a whole, materially more restrictive on the Loan Parties than those contained in this Agreement (as determined in good faith by the Borrower); (5) restrictions and conditions contained in any agreement governing any joint venture, minority investment or non-wholly owned Subsidiary and applicable only to such joint venture, investment or Subsidiary and its subsidiaries; (6) restrictions and conditions existing at the time any Person becomes a Subsidiary (but not created in contemplation thereof) and not applicable to any Person other than such Subsidiary and its subsidiaries, or contained in any agreement governing assets acquired by any Loan Party or any Subsidiary (but not created in contemplation thereof) and applicable only to such assets; (7) customary provisions in leases, licenses, sub-licenses, subleases, asset sale agreements, supply agreements, service agreements, franchise agreements and other similar agreements entered into in the ordinary course of business that restrict the assignment, transfer or encumbrance thereof or the property subject thereto; (8) in the case of clause (a)(iii), restrictions contained in agreements evidencing or governing Indebtedness permitted under Section 7.03 that are customary for such Indebtedness (as determined in good faith by the Borrower); and (9) customary “equal and ratable” or “most favored lien” provisions in Indebtedness permitted under Section 7.03 and any requirement to grant Liens that is subject to an intercreditor agreement or other arrangement permitted under this Agreement.

7.09       Use of Proceeds.  Not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner that would result in a violation of Regulation U or Regulation X of the FRB.

7.10       Financial Covenants.

(a)         Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio, as of the last day of any Fiscal Quarter (commencing with last day of the first Fiscal Quarter ending after the Closing Date) for the period of four (4) Fiscal Quarters ending on such date, to be greater than 2.50:1.00.

(b)         Assets Under Management.  Permit Assets Under Management, as of the last day of any Fiscal Quarter (commencing with last day of the first Fiscal Quarter ending after the Closing Date), to be less than $7,961,100,000.

(c)         Significant Fund NAV.  Permit the NAV of any Significant Fund, as of the last day of any Fiscal Quarter (commencing with last day of the first Fiscal Quarter ending after the Closing Date), to be less than the Minimum NAV Amount for such Significant Fund.

7.11       Amendments of Organization Documents; Management Fee Agreements; Changes in Fiscal Year; Changes in Legal Name, State of Organization, Form of Entity.  Amend, restate, supplement, modify, or otherwise change its (a) Organization Documents or any Management Fee Agreement to which it is a party, in each case, in a manner that would reasonably be expected to have a Material Adverse Effect, (b) Fiscal Year, or (c) without providing written notice to the Administrative Agent within thirty (30) Days after such change (or such greater period as the Administrative Agent may agree), legal name, state of formation, or form of organization.

7.12       Sanctions.  Directly or to the knowledge of the Borrower, indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person that, at the time of such funding, is the target of Sanctions, in violation of Sanctions, or in any manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, or otherwise) of Sanctions.

7.13       Anti-Corruption Laws.  Directly or to the knowledge of the Borrower, indirectly use the proceeds of any Credit Extension for any purpose that would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or any other anti-corruption legislation relevant to its business.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01       Events of Default.  Any of the following shall constitute an event of default (each, an “Event of Default”):

(a)        Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit when and as required to be deposited herein, any funds as Cash Collateral in respect of L/C Obligations or (ii) pay within five (5) Business Days after the same becomes due, any interest on any Loan or any L/C Obligations, any fee due hereunder or under any other Loan Document, or any other amount payable hereunder or under any other Loan Document; or

(b)         Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement, applicable to it, contained in any of Section 6.03(a), 6.05 (solely with respect to the maintenance of the Borrower’s existence) or Article VII; or

(c)         Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or 8.01(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days (or with respect to Section 6.01 or 6.02(a) such failure continues for fifteen (15) Business Days) after the earlier of (i) notice of such breach from the Administrative Agent or the Required Lenders to the Borrower or (ii) any officer of any Loan Party becoming aware of such breach; or

(d)         Representations and Warranties.  Any representation or warranty or certification made or deemed made by or on behalf of the Borrower or any other Loan Party, in any other Loan Document, or in any certificate required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (other than any representation, warranty or certification that is qualified by materiality, in which case, in any respect) when made or deemed made; or

(e)         Cross-Default.  Any Loan Party or any Material Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(f)         Insolvency Proceedings, Etc.  Any Loan Party or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)          Inability to Pay Debts.  Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or

(h)         Judgments.  There is entered against any Loan Party or any Material Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) such judgment or order shall remain unsatisfied, unvacated and unstayed pending appeal or otherwise for a period of sixty (60) days after the entry thereof during which execution shall not be effectively stayed or (B) any action that has not been effectively stayed shall be legally taken by a judgment creditor to levy upon the assets or properties of any Loan Party or any Material Subsidiary to enforce any such judgment; or

(i)          ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that would reasonably be expected to result in liability of any Loan Party or any of its Material Subsidiaries to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that would be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that would be reasonably expected to have a Material Adverse Effect; or

(j)          Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in writing in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)          Change of Control.  There occurs any Change of Control; or

(l)          Collateral Documents.  Any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on a material portion of the Collateral purported to be covered thereby.

8.02       Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)         declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)         declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)          require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)         exercise on behalf of itself, the Lenders, and the L/C Issuer all rights and remedies available to it, the Lenders, and the L/C Issuer under the Loan Documents;

provided, that, upon the occurrence of an event described in Section 8.01(f), the obligation of each Lender to make Loans and any obligations of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case, without further act of the Administrative Agent, any Lender, or the L/C Issuer.

8.03       Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized, in each case, as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations arising under the Loan Documents constituting fees, indemnities and other amounts (other than principal, interest, and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Disbursements, and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Disbursements, and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks, and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.16; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to the Fifth clause above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01       Appointment and Authority.

(a)        Administrative Agent. Each of the Lenders and the L/C Issuer hereby irrevocably appoints, designates, and authorizes Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

(b)         Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02       Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03      Exculpatory Provisions.  The Administrative Agent or the Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent or the Arranger, as applicable:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)         shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or the L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d)         shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender, or the L/C Issuer; and

(e)         shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution, or (ii) have any liability with respect to or arising out of any assignment or participation of Loans and/or Commitments, or disclosure of confidential information, to any Disqualified Institution.

9.04       Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05       Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article IX shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06       Resignation of Administrative Agent.

(a)        The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer, and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld) (or, if any Event of Default pursuant to Section 8.01(a) or (f) has occurred and is continuing, in consultation with the Borrower), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that, in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)         With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the holders of the Obligations and (2) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)         Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as the L/C Issuer. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(f).  Upon the appointment by the Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender or a Disqualified Institution), and subject to such successor L/C Issuer’s consent to act in such role, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07       Non-Reliance on the Administrative Agent, the Arranger and the Other Lenders.  Each Lender and the L/C Issuer expressly acknowledges that none of the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender or the L/C Issuer as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession.  Each Lender and the L/C Issuer represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties.  Each Lender and the L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or the L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or the L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and the L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or the L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08       No Other Duties, Etc.  Anything herein to the contrary notwithstanding, no party with a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, or the L/C Issuer hereunder.

9.09       Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer, and the Administrative Agent under this Agreement) allowed in such judicial proceeding; and to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided, that, any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.01 of this Agreement), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10      Collateral and Guaranty Matters.  Without limiting the provisions of Section 9.09, each Lender (including in its capacity as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent to, and the Administrative Agent shall:

(a)          release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes Excluded Property, or (iv) if approved, authorized or ratified in writing in accordance with Section 11.01;

(b)        release any Guarantor from its obligations under the Guaranty if such Person (i) ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (ii) is otherwise no longer required to be a Guarantor as a result of a transaction permitted pursuant to this Agreement or any other Loan Document;

(c)          subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(e), (f), (i), (m), (n), (o) or (p); and

(d)         enter into, on behalf of itself and the Lenders and the L/C Issuer, an intercreditor agreement or other agreements for the sharing of collateral in connection with the issuance of Indebtedness permitted pursuant to Section 7.03(o).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party, such documents as such Loan Party, may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, to release such Guarantor from its obligations under the Guaranty, or to enter into any intercreditor agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11       Secured Cash Management Agreements and Secured Hedge Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty, or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements, except to the extent expressly provided herein and unless the Administrative Agent has received a written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or the applicable Hedge Bank, as the case may be; provided, that, notwithstanding the foregoing, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of a Facility Termination Date.

9.12       Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)      In addition, unless either (i) Section 9.12(a)(i) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with Section 9.12(a)(iv), such Lender further (A) represents and warrants, as of the date such Person became a Lender party hereto, to, and (B) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.13       Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third-party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Party promptly upon determining that any payment made to such Lender Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X

CONTINUING GUARANTY

10.01     Guaranty.  Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided, that, (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law.  Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02     Rights of Lenders.  Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03     Certain Waivers.  Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

10.04     Obligations Independent.  The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05    Subrogation.  No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until the Facility Termination Date.  If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06     Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of each Guarantor under this Section 10.06 shall survive termination of this Guaranty.

10.07     Stay of Acceleration.  If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.

10.08     Condition of Borrower.  Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.09     Appointment of Borrower.  Each of the Guarantors hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Guarantor as the Borrower deems appropriate in its sole discretion and each Guarantor shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, the L/C Issuer, or a Lender to the Borrower shall be deemed delivered to each Guarantor, and (c) the Administrative Agent, the L/C Issuer, or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Guarantors.

10.10     Rights of Contribution.  The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law.

10.11     Keepwell.  Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 10.11 to constitute, and this Section 10.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE XI

MISCELLANEOUS

11.01     Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower and/or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, no such amendment, waiver or consent shall:

(a)          waive any condition set forth in Section 4.02 as to any Credit Extension without the written consent of the Required Revolving Lenders;

(b)         extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(c)          postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)         reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Disbursement, or (subject to clause (ii) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, that, only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or Letter of Credit or to reduce any fee payable hereunder;

(e)          change Section 2.13 or Section 8.03 in a manner that would have the effect of altering the ratable reduction of Commitments under a Facility, pro rata payments or pro rata sharing of payments required hereunder without the written consent of each Lender directly affected thereby;

(f)          change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (except as specified in clause (f)(ii)), without the written consent of each Lender directly and adversely affected thereby or (ii) the definition of “Required Revolving Lenders” without the written consent of each Revolving Lender;

(g)         release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h)         release the Borrower or permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents, in each case, without the consent of each Lender;

(i)          release all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(j)          subordinate, or have the effect of subordinating, (A) any Lien securing any Obligations to Liens securing any other Indebtedness or other obligation, or (B) any Obligations in right of payment to any other Indebtedness or other obligation, in each case, without the written consent of each Lender directly and adversely affected thereby (provided, that, this clause (j) shall not apply to the extent such subordination is expressly permitted by this Agreement as in effect on the Closing Date);

provided, further, that, notwithstanding any provision herein to the contrary, (i) no amendment, waiver or consent shall, unless in writing and signed by (A) the Administrative Agent, in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or (B) the L/C Issuer, in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any other Loan Document; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (B) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, that by its terms affects any Defaulting Lender more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (iv) this Agreement and the other Loan Documents may be amended by an Incremental Facility Agreement in accordance with Section 2.14; (v) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Loan Parties, and the relevant Lenders providing such additional credit facilities (A) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding hereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, and (B) to change Section 2.13 or Section 8.03 or any other provision hereof relating to the pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in this clause (v); (vi) as to any amendment, amendment and restatement, or other modification this Agreement or any other Loan Document otherwise approved in accordance with this Section 11.01, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement, or other modification, would have no Commitment or outstanding Loans so long as such Lender receives payment in full of the principal, of and interest accrued on, each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement, or other modification becomes effective; (vii) this Agreement or any other Loan Document may be amended as set forth in Section 2.02(g) to implement Conforming Changes; (viii) this Agreement or any other Loan Document may be amended as set forth in Section 3.03, including in order to implement any Successor Rate and/or any Conforming Changes; and (ix) the Administrative Agent and the Borrower may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

11.02      Notices; Effectiveness; Electronic Communication.

(a)         Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to the Borrower, any other Loan Party or the Administrative Agent or the L/C Issuer, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)        if to any other Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in Section 11.02(b), shall be effective as provided in Section 11.02(b).

(b)        Electronic Communications.  Notices and other communications to Administrative Agent, the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e‑mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication.  The Administrative Agent, the L/C Issuer, or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in Section 11.02(b)(i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both Sections 11.02(b)(i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)        The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s, or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, unless such losses, claims, damages, liabilities or expenses result from the gross negligence or willful misconduct of such Agent Party as determined by a court of competent jurisdiction by final and non-appealable judgment.

(d)         Change of Address, Etc.  Each of the Loan Parties, the Administrative Agent, and the L/C Issuer may change its address, facsimile, e-mail address, or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile, e-mail address, or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, and the L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and e- mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its securities for purposes of United States Federal or state securities laws.

(e)          Reliance by Administrative Agent, L/C Issuer, and Lenders.  The Administrative Agent, the L/C Issuer, and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Loan Notices, and Letter of Credit Applications) reasonably believed by the Administrative Agent to have been given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03      No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer, or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as the L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c), and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04      Expenses; Indemnity; Damage Waiver.

(a)        Costs and Expenses.  Each Loan Party shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (limited, in the case of any fees and expenses of legal counsel, to the reasonable fees, disbursements, and other charges of (A) one primary counsel to the Administrative Agent, (B) if reasonably necessary, one local counsel to the Lenders retained by the Administrative Agent in each relevant jurisdiction, (C) if reasonably necessary, one specialty counsel to the Lenders retained by the Administrative Agent with respect to each relevant specialty, and (D) in the case of any actual or perceived conflict of interest, one additional counsel to each group of similarly situated persons or entities, taken as a whole) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented expenses incurred by the Administrative Agent, any Lender, or the L/C Issuer (limited, in the case of any fees and expenses of legal counsel to the Administrative Agent, Lenders, and the L/C Issuer, taken as a whole, to the reasonable fees, disbursements, and other charges of (A) one primary counsel, (B) if reasonably necessary, one local counsel in each relevant jurisdiction, (C) if reasonably necessary, one specialty counsel with respect to each relevant specialty, and (D) in the case of any actual or perceived conflict of interest, one additional counsel to each group of similarly situated persons or entities, taken as a whole) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)        Indemnification by the Loan Parties.  Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), the L/C Issuer, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (limited, in the case of any fees and expenses of legal counsel, to the reasonable fees, disbursements and other charges of (i) one firm of primary counsel for all Indemnitees, taken as a whole, (ii) if reasonably necessary, one firm of local counsel for all Indemnitees, taken as a whole, in each relevant jurisdiction, (iii) if reasonably necessary, one firm of specialty counsel for all Indemnitees, taken as a whole, in each relevant specialty, and (iv) in the case of an actual or perceived conflict of interest, one additional firm of counsel to each group of affected Indemnitees, similarly situated and taken as a whole) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (A) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including such Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (B) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (C) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related to any Loan Party or any of its Subsidiaries, or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third-party or by the Borrower, any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, EXCEPT AS PROVIDED BELOW, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Indemnified Parties or (2) arise solely from a claim that does not involve or arise from an act of or omission by any Loan Party or any Affiliate thereof and that is brought by an Indemnitee against another Indemnitee (other than any claims against the Arranger, the Administrative Agent, a Lender, or the L/C Issuer in their capacities as such).  Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)         Reimbursement by Lenders.  To the extent that any Loan Party for any reason fails to indefeasibly pay any amount required under Section 11.04(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any the L/C Issuer in connection with such capacity.  The obligations of the Lenders under this Section 11.04(c) are subject to the provisions of Section 2.12(d).

(d)         Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, none of any Loan Party, the Administrative Agent, any other agent hereunder, any Lender, any other party hereto, or any Indemnitee shall assert, and each such Person hereby waives, and acknowledges that no other Person shall have, any claim against any other such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that, the foregoing shall in no event limit the Loan Parties’ indemnification obligations under Section 11.04(b) to the extent such special, indirect, consequential or punitive damages are included in any third-party claim in connection with which such Indemnitee is otherwise entitled to indemnification hereunder.  No Indemnitee referred to in Section 11.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction by final and non-appealable judgment.

(e)         Payments.  All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f)          Survival.  The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent or the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05    Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer, or any Lender, or the Administrative Agent, the L/C Issuer, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer, or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer in the preceding sentence shall survive the payment in full of the Obligations arising under the Loan Documents and the termination of this Agreement.

11.06     Successors and Assigns.

(a)         Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and, subject to Section 11.06(f), any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations) at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)        in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the related Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 11.06(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in Section 11.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility or any Incremental Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)        Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans or the Commitment assigned, except that this Section 11.06(b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)        Required Consents.  No consent shall be required for any assignment except to the extent required by Section 11.06(b)(i)(B) and, in addition:

(A)       the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred pursuant to Section 8.01(a), (f), or (g) and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof;

(B)      the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments (1) in respect of any Revolving Commitment or any unfunded Incremental Term Commitment, if such assignment is to a Person that is not a Lender with a Revolving Commitment or an Incremental Term Commitment, as applicable, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) in respect of any Term Loan or any Incremental Term Loan, if such assignment is to a Person that is not a Lender, an Affiliate of a Lender, or an Approved Fund; and

(C)        the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment.

(iv)      Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)        No Assignment to Certain Persons.  No such assignment shall be made (A) to any Loan Party or any of the Subsidiaries or Affiliates of any Loan Party, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this Section 11.06(b)(v)(B), (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons), or (D) to any Person that fails to make a representation to the Borrower that it is a Qualified Purchaser.  For the avoidance of doubt, any Disqualified Institution is subject to Section 11.06(g).

(vi)        Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer, or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage in respect of the Revolving Facility.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this Section 11.06(b)(vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)       Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)        Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)         Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, or the L/C Issuer, sell participations to any Person (other than (w) a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, (z) a Defaulting Lender, (y) any Loan Party or any of the Subsidiaries or Affiliates of any Loan Party, or (z) any Person that is not (or fails to represent to the Borrower and such Lender that it is) a Qualified Purchaser) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the L/C Issuer, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment under Section 11.06(b); provided, that, such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under Section 11.06(b) and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges.  Any Lender may at any time pledge or assign to a Qualified Purchaser a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)          Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to Section 11.06(b), Bank of America may, upon thirty (30) days’ notice to the Administrative Agent, the Borrower and the Lenders, resign as the L/C Issuer.  In the event of any such resignation as the L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer; provided, that, no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as the L/C Issuer.  If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(f)).  Upon the appointment of the successor L/C Issuer, and subject to such successor L/C Issuer’s consent to act in such role, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (i) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(g)         Disqualified Institutions.

(i)         No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 11.06, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment).  For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), such assignee shall not retroactively be considered a Disqualified Institution.  Any assignment in violation of this Section 11.06(g)(i) shall not be void, but the other provisions of this Section 11.06(g) shall apply.

(ii)        If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior consent in violation of Section 11.06(g)(i), the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, (B) terminate any Incremental Term Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Incremental Term Commitment, (C) in the case of outstanding Terms Loans or Incremental Term Loans held by Disqualified Institutions, prepay each such Term Loan or Incremental Term Loan, as applicable, by paying the lesser of (1) the principal amount thereof, (2) the amount that such Disqualified Institution paid to acquire such Term Loans or Incremental Term Loans, as applicable, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents, and/or (D) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (1) the principal amount thereof, and (2) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided, that, (x) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b), (y) such assignment does not conflict with applicable Laws, and (z) in the case of clause (B) above, the Borrower shall not use the proceeds from any Loans to prepay Terms Loans or Incremental Term Loans, as applicable, held by Disqualified Institutions.

(iii)        Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (1) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (2) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (3) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders, and (B)(1) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (2) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (each, a “Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (x) not to vote on such Plan of Reorganization, (y) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and (z) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (y).

(iv)       The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the DQ List on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

(h)          Qualified Purchaser Representations.

(i)          Each Lender represents to the Borrower, on the date that it becomes a party to this Agreement (whether by being a signatory hereto on the Closing, entering into an Assignment and Assumption, or otherwise) that it is a Qualified Purchaser.

(ii)         Each Lender agrees that it shall not assign, or grant any participations in, any of its rights or obligations under this Agreement to any Person unless such Person is a Qualified Purchaser.

(iii)        The Borrower agrees that, to the extent it has the right to consent to any assignment or participation herein, it shall not consent to such assignment or participation hereunder unless it reasonably believes that the assignee or participant is a Qualified Purchaser.

11.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the L/C Issuer, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14 (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)(i)) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder, (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (iii) to any actual or prospective credit insurance provider relating to the Loan Parties and their Obligations, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07, (y) becomes available to the Administrative Agent, the L/C Issuer, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party or (z) is independently discovered or developed by a party hereto without utilizing any Information received from any Loan Party or violating the terms of this Section 11.07.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and generic information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person.

For purposes of this Section 11.07, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, the L/C Issuer, or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary, provided, that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the L/C Issuer, and the Lenders acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

11.08     Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer, or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the L/C Issuer, or its Affiliates, irrespective of whether or not such Lender, the L/C Issuer, or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer, and its Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer, or its Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

11.09     Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10      Integration; Effectiveness.  This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.11      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12     Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13      Replacement of Lenders.  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:

(a)         the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)         in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)          such assignment does not conflict with Applicable Laws; and

(e)         in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further, that, any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 11.13 to the contrary, (i) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06 and (ii) any Lender that acts as the L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to the L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to the L/C Issuer) have been made with respect to such outstanding Letter of Credit.

11.14      Governing Law; Jurisdiction; Etc.

(a)         GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)         SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, THE L/C ISSUER, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE L/C ISSUER, OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)         WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.14(b).  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)        SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15     Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16     Subordination.  Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under the Guaranty, to the indefeasible payment in full in cash of all Obligations. If (a) an Event of Default shall have occurred and be continuing and (b) the Secured Parties so request, then any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement.

11.17     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party, and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger, and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger, and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger, nor any Lender has any obligation to the Borrower, any other Loan Party, or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties, and their respective Affiliates, and neither the Administrative Agent, the Arranger, nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party, or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger, or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.18    Electronic Execution; Electronic Records; Counterparts.  This Agreement, any other Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures.  Each of the Loan Parties and each of the Administrative Agent and the Lender Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of Lender Party may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.  Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor the L/C Issuer is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, that, without limiting the foregoing, (a) to the extent the Administrative Agent and/or the L/C Issuer has agreed to accept such Electronic Signature, the Administrative Agent and Lender Party shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Agent nor the L/C Issuer shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or the L/C Issuer’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent and the L/C Issuer shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document, and/or any other Communication based solely on the lack of paper original copies of this Agreement, such other Loan Document, and/or such other Communication, and (ii) waives any claim against the Administrative Agent, each Lender Party, and each Related Party of the foregoing for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.19      Collateral and Guaranty Matters.  Each Secured Party agrees that:

(a)         any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be immediately and automatically, without any action by any Secured Party, released (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of pursuant to any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes Excluded Property, or (iv) if approved, authorized or ratified in writing in accordance with Section 11.01.

(b)         any Guarantor shall be immediately and automatically, without any action by any Secured Party, released from its obligations under the Guaranty if such Person (i) ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (ii) is otherwise no longer required to be a Guarantor as a result of a transaction permitted pursuant to this Agreement or any other Loan Document.

Upon request by the Borrower at any time, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party, such documents as such Loan Party, may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 11.19.

11.20      USA PATRIOT Act.  Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the PATRIOT Act.  The Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

11.21  ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.22     Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Solely to the extent any Lender or the L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or the L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or the L/C Issuer that is an Affected Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.23      Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under such U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under such U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BORROWER:	PERSHING SQUARE INC.,
a Nevada corporation

	By:	/s/ Michael Gonnella
Name: Michael Gonnella
Title: Chief Financial Officer

GUARANTORS:	PERSHING SQUARE CAPITAL MANAGEMENT, L.P.,
a Delaware limited partnership

	By:	/s/ Michael Gonnella
Name: Michael Gonnella
Title: Chief Financial Officer

PERSHING SQUARE HHH HOLDINGS, LLC,
a Nevada limited liability company

	By:	/s/ Michael Gonnella
Name: Michael Gonnella
Title: Chief Financial Officer

PERSHING SQUARE PSUS HOLDINGS, LLC,
a Nevada limited liability company

	By:	/s/ Michael Gonnella
Name: Michael Gonnella
Title: Chief Financial Officer

PSCM GP, LLC,
a Delaware limited liability company

	By:	/s/ Michael Gonnella
Name: Michael Gonnella
Title: Chief Financial Officer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as the Administrative Agent

	By:	/s/ Jennifer Toney
Name: Jennifer Toney
Title: Assistant Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender and the L/C Issuer

	By:	/s/ Jake Nouri
Name: Jake Nouri
Title: Vice President

CITIBANK, N.A.,
as a Lender

By:	/s/ Patrick Marsh
Name: Patrick Marsh
Title: Vice President

UBS, AG STAMFORD BRANCH,
as a Lender

By:	/s/ Blake Caruso
Name: Blake Caruso
Title: Director

By:	/s/ Andrea Moore
Name: Andrea Moore
Title: Director

WELLS FARGO BANK, NATIONAL ASSOCATION,
as a Lender

By:	/s/ Nik Broschofsky
Name: Nik Broschofsky
Title: Executive Director

JEFFRIES FINANCE LLC,
as a Lender

By:	/s/ John Koehler
Name: John Koehler
Title: Managing Director